UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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APPLIED INDUSTRIAL TECHNOLOGIES, INC.

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1 APPLIED PLAZA

CLEVELAND, OHIO 44115

(216) 426-4000

www.applied.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, October 30, 2018

10:00 a.m. Eastern Time

Dear Shareholder:

We are pleased to invite you to the 2018 annual meeting of the shareholders of Applied Industrial Technologies, Inc. The meeting will be at our headquarters, 1 Applied Plaza, East 36th Street and Euclid Avenue, Cleveland, Ohio, 44115 on Tuesday, October 30, 2018, at 10:00 a.m. Eastern Time. The meeting will be held for the following purposes:

1.	To elect three directors;

2.	To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers as disclosed in the attached proxy statement; and

3.	To ratify the Audit Committee’s appointment of independent auditors for the fiscal year ending June 30, 2019.

Shareholders of record at the close of business on August 31, 2018, are entitled to vote at the meeting. The transfer books will not be closed. A list of shareholders as of the record date will be available for examination at the meeting.

The attached proxy statement describes the business of the meeting and provides information about our corporate governance.

Fred D. Bauer

Vice President-General Counsel

& Secretary

September 14, 2018

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY PHONE, OR BY EXECUTING AND RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on October 30, 2018.

The Proxy Statement and 2018 Annual Report to Shareholders are available at

www.applied.com/access-proxy

PROXY STATEMENT

Applied Industrial Technologies, Inc. • 1

INTRODUCTION AND VOTING INFORMATION

In this statement, “we,” “our,” “us,” and “Applied” refer to Applied Industrial Technologies, Inc., an Ohio corporation. Our common stock, without par value, is listed on the New York Stock Exchange with the ticker symbol “AIT.”

What is the proxy statement’s purpose?

The proxy statement summarizes information you need to vote at our 2018 annual meeting of shareholders to be held on Tuesday, October 30, 2018, at 10:00 a.m. Eastern Time, at our headquarters, and any adjournment of the meeting. We are sending the proxy statement to you because Applied’s Board of Directors is soliciting your proxy to vote your shares at the meeting. The proxy statement and accompanying proxy card are being sent to record date shareholders on or about September 14, 2018.

On what matters are shareholders voting?

1.	To elect three directors;

2.	To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers as disclosed in the proxy statement; and

3.	To ratify the Audit Committee’s appointment of independent auditors for the fiscal year ending June 30, 2019.

Who may vote and what constitutes a quorum at the meeting?

Only shareholders of record at the close of business on August 31, 2018, may vote. As of that date, there were 38,751,041 outstanding shares of Applied common stock, without par value. The holders of a majority of those shares will constitute a quorum. A quorum is necessary for valid action to be taken at the meeting.

We have no class or series of shares outstanding other than our common stock.

How many votes do I have?

Each shareholder is entitled to one vote per share.

How do I vote?

The answer depends on whether you hold shares directly in your name, or through a broker, trustee, or other nominee, such as a bank.

•	Shareholder of record. If your shares are registered in your name with our registrar, Computershare Trust Company, N.A., you are the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares via the Internet, by phone, or by mailing your signed proxy card in the postage-paid envelope provided. The card provides voting instructions.

•	Beneficial owner. If your shares are held in a brokerage account, or by a trustee or another nominee, then that other person is considered the shareholder of record. We sent these proxy materials to that person, and they were forwarded to you with a voting instructions card. As the shares’ beneficial owner, you may direct your broker, trustee, or other nominee how to vote, and you are also invited to attend the meeting. Please refer to the information your broker, trustee, or other nominee provided to determine what voting options are available to you.

•	Beneficial owner of shares held in Applied’s Retirement Savings Plan. If you own shares in this plan, you may provide the plan trustee with instructions on how to vote your shares via the Internet, by phone, or by mailing in your signed voting instructions card.

Votes submitted online or by phone for shares held in the Retirement Savings Plan must be received by Thursday, October 25, 2018; votes online or by phone for other shares must be received by Monday, October 29, 2018.

If you attend the meeting and vote in person, a ballot will be available when you arrive. If, however, your shares are held in the name of your broker, trustee, or other nominee, you must bring a valid proxy from that party giving you the right to vote the shares.

What if I don’t indicate my voting choices?

If Applied receives your proxy in time to use at the meeting, your shares will be voted according to your instructions. If you have not indicated otherwise on the proxy, your shares will be voted as the Board of Directors recommends on the matters identified above. In addition, the proxies will vote your shares according to their judgment on other matters properly brought before the meeting.

Applied Industrial Technologies, Inc. • 2

What effect do abstentions and broker non-votes have?

Brokers holding shares for beneficial owners must vote the shares according to the owners’ instructions. If instructions are not received, then brokers may vote the shares at their discretion, except if New York Stock Exchange (“NYSE”) rules preclude brokers from exercising discretion relative to a specific type of proposal — in this case, the result is a “broker non-vote.”

Abstentions and broker non-votes will affect voting at the meeting as follows:

•	Item 1. Broker non-votes will not impact the vote’s outcome because, pursuant to Ohio law, the properly nominated director candidates receiving the greatest number of votes will be elected.

•	Item 2. Approval of the company’s executive compensation requires that more votes be cast for than against the proposal. Abstentions and broker non-votes will not affect the outcome.

•	Item 3. The affirmative vote of a majority of the votes cast at the meeting is required to ratify the Audit Committee’s appointment of independent auditors. In determining votes cast on the item, abstentions will not count as votes cast and, accordingly, will not affect the outcome. Brokers have discretionary authority to vote on Item 3, so there should be no broker non-votes on that item.

What happens if a director candidate receives less than a majority of the votes cast?

Applied has adopted a policy applicable to uncontested director elections. If a nominee receives a greater number of votes “withheld” than votes “for” his or her election, then promptly following certification of the shareholder vote the nominee shall submit, in writing, to the Board’s Chairman, his or her resignation as a director. The Chairman shall promptly communicate the submission to the Board’s Corporate Governance Committee. Notwithstanding the resignation, the Corporate Governance Committee may recommend to the Board that the nominee be asked to serve as a director for his or her term of election and under such arrangements as are approved by the committee. If the committee fails to make such a recommendation within 30 days following certification of the shareholder vote, or if the committee earlier determines to accept the resignation, the director’s resignation shall be effective as of that date. If the Corporate Governance Committee recommends the director be asked to serve his or her term notwithstanding the majority withheld vote, the

Board shall act promptly (and in any event, within 90 days following certification of the shareholder vote) on the recommendation.

Additional information about the policy is included in Applied’s Board of Directors Governance Principles and Practices, available via hyperlink from the investor relations area of Applied’s website at www.applied.com.

What does it mean if I receive multiple sets of proxy materials?

Receiving multiple sets usually means your shares are held in different names or different accounts. Please respond to all of the proxy solicitation requests to ensure your shares are voted.

May I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by notifying Applied’s Secretary in writing, voting a second time via the Internet or by telephone, returning a later-dated proxy card, or voting in person. Your presence at the meeting will not by itself revoke the proxy.

Who pays the costs of soliciting proxies?

Applied pays the costs. We will also pay the standard charges and expenses of brokers or other nominees for forwarding these materials to, and obtaining proxies from, beneficial owners. Directors, officers, and other employees, acting on our behalf, may solicit proxies. We have also retained Morrow Sodali LLC, at an estimated fee of $7,500 plus expenses, to aid in soliciting proxies from brokers and institutional holders. In addition to using the mail, proxies may be solicited personally and by telephone, facsimile, or other electronic means.

Who counts the votes?

Computershare Trust Company, N.A., will be the inspector of election and tabulate votes.

Applied Industrial Technologies, Inc. • 3

ITEM 1 — ELECTION OF DIRECTORS

Applied’s Code of Regulations divides our Board into three classes. The directors in each class are elected for three-year terms so that the term of one class expires at each annual meeting. At the 2018 annual meeting, the shareholders will elect directors for a three-year term expiring in 2021 or until their successors have been elected and qualified. Pursuant to Ohio law, the properly nominated candidates receiving the greatest number of votes will be elected.

The Corporate Governance Committee recommended, and the Board nominated, three incumbents for election as directors: Peter A. Dorsman, Vincent K. Petrella, and Dr. Jerry Sue Thornton. Each nominee was most recently elected at the 2015 annual meeting. Their terms expire this year and the Board renominated them following the Corporate Governance Committee’s review and evaluation of their performance. Directors serving terms expiring in 2019 and 2020 will continue in office, except that L. Thomas Hiltz will retire from the Board at the 2018 annual meeting. The Board currently intends to reduce its size to nine directors following his retirement.

The proxies named on the proxy card accompanying the materials sent to shareholders of record intend to vote for the three nominees unless authority is withheld. If a nominee becomes unavailable to serve, the proxies will have authority to vote for any other person or persons who may be properly nominated and/or to reduce the number of directors. We are not aware of an existing circumstance that would cause a nominee to be unavailable to serve.

The Board of Directors recommends you vote FOR the director nominees.

Below is background information about the nominees and the continuing directors. Unless otherwise stated, the individuals have held the positions indicated for at least the last five years. We also include a summary of reasons our Board concluded that the respective director or nominee should serve as a director, in light of our business and governance structure. The summaries are not comprehensive, but describe the primary experiences, attributes, and skills that the Board believes qualify the individuals to continue as directors. In addition to the qualifications referred to below, we believe each individual has a reputation for integrity, honesty, and high ethical standards, and has demonstrated strong business judgment.

Nominees for Election as Directors with Terms Expiring in 2021

Peter A. Dorsman

Director since 2002, member of Audit, Executive Organization & Compensation, and Executive Committees

Business Experience. Mr. Dorsman, age 63, retired from NCR Corporation (NYSE: NCR) in April 2014. NCR is a global technology company providing assisted and self-service solutions and comprehensive support services that address the needs of retail, financial, hospitality, technology, and telecommunication organizations throughout the world. As Executive Vice President, Services since 2012, Mr. Dorsman led NCR Services, a leading global provider of outsourced and managed service offerings. He was also responsible for customer experience, continuous improvement, and quality throughout NCR, serving as Chief Quality Officer during this period. Prior to then, he served as NCR’s Executive Vice President, Industry Solutions Group and Global Operations, and as Senior Vice President, Global Operations.

Other Directorship in Previous 5 Years. HD Supply Holdings, Inc. (NASDAQ: HDS; since 2017)

Qualifications. Mr. Dorsman has broad experience in marketing, sales, strategy, and operations. At NCR, a multi-billion dollar company, he led 11,000 service professionals serving customers in over 90 countries. He also led NCR’s efforts to provide consistent, world-class service delivery, products, and solutions. With his diverse background and expertise, he contributes insights about many aspects of our business operations and initiatives.

Applied Industrial Technologies, Inc. • 4

Vincent K. Petrella

Director since 2012, member of Audit, Executive Organization & Compensation, and Executive Committees

Business Experience. Mr. Petrella, age 58, is Executive Vice President, Chief Financial Officer and Treasurer of Lincoln Electric Holdings, Inc. (NASDAQ: LECO). Lincoln Electric engages in the design, manufacture, and sale of welding, cutting, and brazing products worldwide.

Qualifications. As one of Lincoln Electric’s top executives, Mr. Petrella has helped lead the company’s global expansion over the last decade. His leadership and operating experience, and his knowledge of industrial distribution in North America and abroad, make him a key contributor to discussions about Applied’s strategy. In addition, Mr. Petrella’s finance and accounting background (before joining Lincoln Electric he was a Certified Public Accountant with an international public accounting firm) and his service as Chief Financial Officer for a multi-billion dollar public company make him a valued member of the Board and chairman of the Audit Committee.

Dr. Jerry Sue Thornton

Director since 1994, member of Corporate Governance and Executive Organization & Compensation Committees

Business Experience. Dr. Thornton, age 71, retired in 2013 after serving as President of Cuyahoga Community College, the largest multi-campus community college in Ohio, for more than 20 years. Upon her retirement, Cuyahoga Community College honored her with the title of President Emeritus.

Other Directorships in Previous 5 Years. Barnes & Noble Education, Inc. (NYSE: BNED; since 2015), FirstEnergy Corp. (NYSE: FE; since 2015), RPM, Inc. (NYSE: RPM; until 2017)

Qualifications. Dr. Thornton is a preeminent educator with significant experience in career training. Our workforce is our most important resource, and her background and skills help the Board monitor Applied’s efforts to maximize our associates’ potential. Having served as Cuyahoga Community College’s longtime President, overseeing a budget of over $330 million, she also contributes broad management skills to Applied’s Board. In addition, Dr. Thornton has extensive service as a director of other NYSE-listed companies, including participation on numerous key board committees.

Continuing Directors with Terms Expiring in 2019

Edith Kelly-Green

Director since 2002, member of Corporate Governance and Executive Committees

Business Experience. Until retiring in 2003, Ms. Kelly-Green, age 65, was Vice President and Chief Sourcing Officer of FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation (NYSE: FDX).

Qualifications. Ms. Kelly-Green has significant procurement and logistics experience from her service with FedEx Express, where she was successful in designing and enhancing the company’s extensive internal supply chain processes. Because Applied is a distributor, the processes of buying, inventorying, and transporting products are critical to our business. In addition, her career began in the field of accounting as a Certified Public Accountant with an international public accounting firm and she served as Vice President-Internal Audit with FedEx Corporation. Ms. Kelly-Green’s skills and background in these areas make her well-suited for our company and Board.

Applied Industrial Technologies, Inc. • 5

Dan P. Komnenovich

Director since 2012, member of Audit and Corporate Governance Committees

Business Experience. Until his retirement in 2013, Mr. Komnenovich, age 66, was President and Chief Executive Officer of Aviall, Inc., a wholly owned subsidiary of The Boeing Company (NYSE: BA). Aviall is one of the world’s largest providers of new aviation parts and related aftermarket operations. It also provides maintenance for aviation batteries, wheels, and brakes, as well as hose assembly, kitting, and paint-mixing services, and offers a complete set of supply chain and logistics services, including order processing, stocking and fulfillment, automated inventory management, and reverse logistics to OEMs and customers.

Qualifications. Mr. Komnenovich led a global multi-billion dollar distribution company which grew significantly during his service as a senior executive. He brings to our Board extensive experience with distribution sales, marketing, operations, supply chain management, and logistics. Earlier in his career, Mr. Komnenovich was a Certified Public Accountant and served in finance and accounting roles with various companies.

Joe A. Raver

Director since 2017, member of Audit and Corporate Governance Committees

Business Experience. Mr. Raver, age 52, has served as President and Chief Executive Officer of Hillenbrand, Inc. (NYSE: HI) since 2013. Before then, he served as President of Hillenbrand’s Process Equipment Group beginning in 2011 and, prior to that, his career included service in various other leadership and operational roles with Hillenbrand, including as President of Batesville Casket Company. Hillenbrand is a diversified industrial company with multiple brands that serve a range of industries across the globe. The company’s Process Equipment Group provides compounding, extrusion and material handling; size reduction; screening and separating, and flow control products and services for a range of manufacturing and other industrial processes.

Other Directorship in Previous 5 Years. Hillenbrand, Inc.

Qualifications. Mr. Raver brings to Applied’s Board his broad management experience as a sitting chief executive officer and director of a NYSE-listed global manufacturing company serving industrial markets worldwide. In addition, his career includes extensive leadership and operations experience in diverse business settings.

Applied Industrial Technologies, Inc. • 6

Continuing Directors with Terms Expiring in 2020

Robert J. Pagano, Jr.

Director since 2017, member of Audit and Executive Organization & Compensation Committees

Business Experience. Mr. Pagano, age 55, has served as Chief Executive Officer and President of Watts Water Technologies, Inc. (NYSE: WTS) since May 2014. Watts Water Technologies, Inc. is a global supplier of products and solutions that manage and conserve the flow of fluids and energy into, through, and out of buildings in the residential and commercial markets. He also served as interim Chief Financial Officer from October 2014 to April 2015 and from April to July 2018. Mr. Pagano previously was Senior Vice President of ITT Corporation and President, ITT Industrial Process from 2009 to May 2014. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation, and industrial markets. Mr. Pagano began his career with an international public accounting firm and he is a Certified Public Accountant.

Other Directorship in Previous 5 Years. Watts Water Technologies, Inc. (since 2014)

Qualifications. Mr. Pagano brings to Applied’s Board his broad management experience as a sitting chief executive officer and director of a NYSE-listed global manufacturing company. In addition, his career includes extensive leadership and operations experience, working with distributors to serve industrial markets throughout the world, as well as a strong background in finance and accounting.

Neil A. Schrimsher

Director since 2011, member of Executive Committee

Business Experience. Mr. Schrimsher, age 54, joined Applied as our Chief Executive Officer in 2011 and was also elected President in 2013. Before joining Applied, Mr. Schrimsher was Executive Vice President of Cooper Industries plc (formerly NYSE: CBE), a global electrical products manufacturer, where he led Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. Prior to that, he was President of Cooper Lighting, Inc.

Other Directorship in Previous 5 Years. Patterson Companies, Inc. (NASDAQ: PDCO; since 2014)

Qualifications. As the only Applied executive to serve on the Board, Mr. Schrimsher contributes a deep understanding of the company’s businesses, markets, and competitive landscape. From his prior employment, Mr. Schrimsher has brought to Applied and its Board broad leadership experience, including management of worldwide operations, distribution management, strategic planning and analysis, manufacturing, engineering, supply chain management, and sourcing.

Applied Industrial Technologies, Inc. • 7

Peter C. Wallace

Director since 2005, Board Chairman since October 2014, member of Executive Organization & Compensation and Executive Committees

Business Experience. Mr. Wallace, age 64, most recently was Chief Executive Officer of Gardner Denver, Inc. (NYSE: GDI) from June 2014 until retiring in December 2015. Gardner Denver is a worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps, and blowers for various industrial, medical, environmental, transportation, and process applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment. Prior to joining Gardner Denver, Mr. Wallace was President and Chief Executive Officer, and a director, of Robbins & Myers, Inc. (formerly NYSE: RBN), from 2004 until it was acquired in 2013 by National Oilwell Varco, Inc. Robbins & Myers was a leading designer, manufacturer, and marketer of highly engineered, application-critical equipment and systems for energy, chemical, pharmaceutical, and industrial markets worldwide.

Other Directorships in Previous 5 Years. Curtiss-Wright Corporation (NYSE: CW; since 2016), Rogers Corporation (NYSE: ROG), Parker Drilling Company (NYSE: PKD; from 2013 to 2014)

Qualifications. Mr. Wallace has a wide and varied background as a senior executive in global industrial equipment manufacturing. He brings to the Board the perspective of someone familiar with all facets of worldwide business operations, including the experience of leading a NYSE-listed company. Mr. Wallace’s career includes positions with global responsibilities for equipment manufacturers with product lines that Applied (and others) represented as a distributor in the fluid power and power transmission component fields. In those roles, he developed significant knowledge about Applied’s industry, including the dynamics of the relationships between industrial product manufacturers and their distributors. These experiences and knowledge, along with his service on other NYSE-listed company boards, enhance Mr. Wallace’s contributions and value to our Board.

CORPORATE GOVERNANCE

Corporate Governance Documents

Applied’s Internet address is www.applied.com. The following corporate governance documents are available free of charge via hyperlink from the website’s investor relations area:

•	Code of Business Ethics,

•	Board of Directors Governance Principles and Practices,

•	Director Independence Standards, and

•	Charters for the Audit, Corporate Governance, and Executive Organization & Compensation Committees of our Board.

Director Independence

Under the NYSE corporate governance listing standards, a majority of Applied’s directors must satisfy the NYSE criteria for independence. In addition to having to satisfy stated minimum requirements, no director qualifies under the standards unless the Board affirmatively determines the director has no material relationship with Applied. In assessing a relationship’s materiality, the Board has adopted categorical standards, which may be found via hyperlink from our website’s investor relations area.

The Board has determined that all directors other than Mr. Schrimsher, our President  & Chief Executive Officer, meet these independence standards.

Director Attendance at Meetings

During the fiscal year ended June 30, 2018, the Board held six meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served.

Applied Industrial Technologies, Inc. • 8

Applied expects directors to attend the annual meeting of shareholders, just as they are expected to attend Board meetings. All the directors attended last year’s annual meeting.

Meetings of Non-Management Directors

At the Board’s regular meetings, the non-management directors meet in executive sessions without management. Mr. Wallace, the Board’s independent Chairman, calls and presides at the sessions. On the independent directors’ behalf, the Chairman provides feedback to management from the sessions, collaborates with management in developing Board meeting schedules and agendas, and performs other duties as determined by the Board or the Corporate Governance Committee.

Board Leadership Structure

The Board periodically evaluates its leadership structure under circumstances existing at the time. In 2011, the Board concluded it would be in the best interests of Applied and its shareholders to separate the positions of Chairman and Chief Executive Officer (“CEO”) and to have an independent director serve as Chairman. Mr. Wallace currently serves as Chairman.

The Board believes its current leadership structure best serves the Board’s oversight of management, the Board’s carrying out of its responsibilities on the shareholders’ behalf, and Applied’s overall corporate governance. The Board also believes the separation of the roles allows the CEO to focus his efforts on operating and managing the company.

Committees

The Board’s Audit, Corporate Governance, and Executive Organization & Compensation Committees are composed solely of independent directors, as defined in NYSE listing standards and Applied’s categorical standards, and, in the case of the Audit Committee, under federal securities laws.

The committee members’ names and number of meetings held in fiscal 2018 follow:

Audit Committee 4 meetings	Corporate Governance Committee 5 meetings	Executive Organization & Compensation Committee 5 meetings
Vincent K. Petrella, Chair	Edith Kelly-Green, Chair	Peter A. Dorsman, Chair
Peter A. Dorsman	L. Thomas Hiltz	Robert J. Pagano
Dan P. Komnenovich	Dan P. Komnenovich	Vincent K. Petrella
Robert J. Pagano	Joe A. Raver	Dr. Jerry Sue Thornton
Joe A. Raver	Dr. Jerry Sue Thornton	Peter C. Wallace

We describe the committees below. Their charters, posted via hyperlink from the investor relations area of Applied’s website, contain more detailed descriptions. The Board also has a standing Executive Committee which, during intervals between Board meetings and subject to the Board’s control and direction, possesses and may exercise the Board’s powers. The Executive Committee, whose members include the Chairman, the CEO, and the committee chairs, met once in fiscal 2018.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to the integrity of Applied’s accounting, auditing, and reporting processes. The committee appoints, determines the compensation of, evaluates, and oversees the work of the independent auditor, reviews the auditor’s independence, and approves non-audit work to be performed by the auditor. The committee also reviews, with management and the auditor, annual and quarterly financial statements, the scope of the independent and internal audit programs, audit results, and the adequacy of Applied’s internal accounting and financial controls.

The Board has determined that each Audit Committee member is independent for purposes of section 10A of the Securities Exchange Act of 1934 and that Messrs. Petrella, Komnenovich, and Pagano are “audit committee financial experts,” as defined in Item 407(d)(5) of Securities and Exchange Commission (“SEC”) Regulation S-K.

The Audit Committee’s report is on page 48 of this proxy statement.

Applied Industrial Technologies, Inc. • 9

Corporate Governance Committee. The Corporate Governance Committee assists the Board by reviewing and evaluating potential director nominees, Board and CEO performance, Board governance, director compensation, compliance with laws, public policy matters, and other issues. The committee also administers long-term incentive awards to directors under the 2015 Long-Term Performance Plan.

Executive Organization & Compensation Committee. The Executive Organization & Compensation Committee monitors and oversees Applied’s management succession planning and leadership development processes, nominates candidates for the slate of officers to be elected by the Board, and reviews, evaluates, and approves executive officers’ compensation and benefits. The committee also administers incentive awards to executives under the 2015 Long-Term Performance Plan, including the annual Management Incentive Plan. Pay Governance LLC serves as the committee’s independent executive compensation consultant.

In approving executive officers’ compensation and benefits, the committee bases its decisions on a number of considerations, including the following: the committee’s own reasoned judgment; peer group and market survey information; recommendations provided by the independent consultant; and recommendations from Applied’s CEO as to the other executive officers’ compensation and benefits.

For more information on the committee, please read, beginning on page 15, the “Compensation Discussion and Analysis” portion of this proxy statement.

Board’s Role in Risk Oversight

Risk is inherent in every enterprise, and Applied faces many risks of varying size and intensity. While management is responsible for day-to-day management of those risks, the Board, as a whole and through its committees, oversees and monitors risk management. In this role, the Board is responsible for determining that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that robust communication with management is essential for risk management oversight. Senior management attends quarterly Board meetings and responds to directors’ questions or concerns about risk management and other matters. At these meetings, management regularly presents to the Board on strategic matters involving our operations, and the directors and management engage in dialogue about the company’s strategies, challenges, risks, and opportunities. Each year, management reports more broadly on the company’s enterprise risk management process. The non-management directors also meet regularly in executive session without management to discuss a variety of topics, including risk.

While the Board is ultimately responsible for risk oversight, the committees assist the Board in the areas described below, with each committee chair presenting reports to the Board regarding the committee’s deliberations and actions.

•	The Audit Committee assists with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements.

•	The Executive Organization & Compensation Committee assists with respect to management of risks related to executive succession and arising from our executive compensation policies and programs.

•

The Corporate Governance Committee assists with respect to management of risks associated with Board organization and membership, and other corporate governance matters, as well as company culture and ethical compliance.

We have assessed the risks arising from Applied’s compensation policies and practices for employees, including the executive officers. The findings were reviewed with the Executive Organization & Compensation Committee. Based on the assessment, we believe our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on Applied.

Communications with Board of Directors

Shareholders and other interested parties may communicate with a director by writing to that individual c/o Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. In addition, they may contact the non-management directors or key Board committees by e-mail, anonymously if desired, through a form located in the investor relations area of Applied’s

Applied Industrial Technologies, Inc. • 10

website at www.applied.com. The Board has instructed Applied’s Secretary to review the communications and to exercise judgment not to forward correspondence such as routine business inquiries and complaints, business solicitations, and frivolous communications. The Secretary delivers summary reports on the nature of all of the communications to the Audit Committee and the Corporate Governance Committee.

Director Nominations

In identifying and evaluating director candidates, the Corporate Governance Committee first considers Applied’s developing needs and desired characteristics of a new director, as determined from time to time by the committee. The committee then considers various candidate attributes, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs. From time to time, the committee engages a professional search firm, to which it pays a fee, to assist in identifying and evaluating potential nominees.

The committee will also consider qualified director candidates recommended by shareholders. Shareholders can submit recommendations by writing to Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. For consideration by the committee in the annual director nominating process, shareholders must submit recommendations at least 120 days prior to the anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting. Shareholders must include appropriate detail regarding the shareholder’s identity and the candidate’s business, professional, and educational background, diversity considerations, and independence. The committee does not intend to evaluate candidates proposed by shareholders differently than other candidates.

Transactions with Related Persons

Applied’s Code of Business Ethics expresses the principle that situations presenting a conflict of interest must be avoided. In furtherance of this principle, the Board has adopted a written policy, administered by the Corporate Governance Committee, for the review and approval, or ratification, of transactions with related persons.

The related party transaction policy applies to a proposed transaction in which Applied is a participant, the aggregate amount involved exceeds $50,000 in a fiscal year, and a director, executive officer or significant shareholder, or an immediate family member of such a person, has a direct or indirect material interest. The policy provides that the Corporate Governance Committee will consider, among other things, whether the transaction is on terms no less favorable than those provided to unaffiliated third parties under similar circumstances, and the extent of the related person’s interest. No director may participate in discussion or approval of a transaction for which he or she is a related person.

Warren E. Hoffner, our Vice President-General Manager, Fluid Power, is an executive officer. Mr. Hoffner joined the company in 1996 when we acquired a distribution business owned by him and his father. Two related party lease arrangements have survived from the acquisition and been renewed from time to time: (1) we lease a building from a company owned 50% by Mr. Hoffner’s father (who retired at the time of the acquisition) at a current rental rate of $154,176 per year, with a term expiring in 2019; and (2) we lease a second building from Mr. Hoffner’s father at a current rental rate of $127,879 per year, with a term expiring in 2019. Applied management, using a third-party broker, negotiates the rental rates and other lease terms and we consider them to be market competitive. Following a review, the Corporate Governance Committee ratified the lease transactions.

DIRECTOR COMPENSATION

Only non-employee directors receive compensation for service as directors. Mr. Schrimsher, our President  & Chief Executive Officer, does not receive additional compensation for serving as a director.

Compensation Review

The Corporate Governance Committee reviews director compensation annually. The committee seeks to provide competitive compensation to assist with director retention and recruitment. If the committee believes a change is warranted to remain competitive considering the size and nature of our business, then the committee makes a recommendation to the Board of Directors.

Applied Industrial Technologies, Inc. • 11

The committee bases its recommendations on a number of considerations including market data on director compensation, as reported in other companies’ SEC filings, advice from outside experts, and the committee’s own reasoned judgment. In general, the committee targets median director compensation levels for comparably sized companies in similar industries, considering also the time commitments required of directors. A majority of the directors must approve a change.

Management assists the committee by preparing analyses at its request, but does not play a role in determining or recommending the amount or form of director compensation.

Components of Compensation Program

The director compensation program’s primary components follow:

•	Quarterly Retainers.

Position	Quarterly Retainer ($)
Each Non-Employee Director	21,250
Board Chairman	Additional 12,500
Audit Committee Chair	Additional 4,375
Corporate Governance Committee Chair	Additional 2,500
Executive Org. & Comp. Committee Chair	Additional 3,125

•

Long-Term Incentives. Annually, the Corporate Governance Committee considers long-term incentive awards to directors. In 2018, the committee awarded each director 1,540 restricted shares under the 2015 Long-Term Performance Plan. The shares’ targeted value represented a little more than half of each director’s total compensation (excluding retainers paid to directors with extra duties), approximating typical practices of other companies. The shares vest one year after the grant date, subject to conditions as to forfeiture and acceleration of vesting.

•

Other Benefits. Applied reimburses directors for travel expenses for attending meetings, as well as for attending director education seminars and conferences. The directors also participate in our travel accident insurance plan. Contributory health care coverage is available to directors who joined the Board before 2011; Mr. Wallace is the only director who participated in 2018.

Stock Ownership Guideline

Applied expects each non-employee director to own, within five years after joining the Board, Applied shares (not including unexercised stock options) valued at a minimum of five times the annual retainer fees, or $425,000. The Board believes this ownership guideline is consistent with the practices of peers and other companies, and is a good governance practice. Directors may hold the shares directly or indirectly.

At June 30, 2018, each director owned shares valued in excess of the $425,000 guideline except for Messrs. Pagano and Raver, who joined the Board in August 2017.

Applied Industrial Technologies, Inc. • 12

Director Compensation — Fiscal Year 2018

The following table shows information about non-employee director compensation in 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Peter A. Dorsman	97,500	108,878	0	0	206,378
L. Thomas Hiltz	85,000	108,878	0	0	193,878
Edith Kelly-Green	95,000	108,878	0	0	203,878
Dan P. Komnenovich	85,000	108,878	0	0	193,878
Robert J. Pagano	77,917	155,927	0	0	233,844
Vincent K. Petrella	102,500	108,878	0	0	211,378
Joe A. Raver	77,917	155,927	0	0	233,844
Dr. Jerry Sue Thornton	85,000	108,878	0	0	193,878
Peter C. Wallace	135,000	108,878	0	0	243,878

(1)

At June 30, 2018, Messrs. Pagano and Raver each held 857 restricted shares that vested in August 2018; these were special grants made upon their election to the Board in August 2017. In addition, each non-employee director, including Messrs. Pagano and Raver, held 1,540 restricted shares that are scheduled to vest in January 2019. Applied pays dividends on restricted stock at the same rate paid to all shareholders and the directors hold voting rights for the shares. The amounts in the table represent the 2018 awards’ grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”).

(2)

At June 30, 2018, the following directors held the corresponding numbers of stock options from previous years’ awards: Mr. Dorsman, 17,950; Mr. Hiltz, 22,742; Ms. Kelly-Green, 22,742; Mr. Petrella, 9,510; Dr. Thornton, 22,742; and Mr. Wallace, 13,513.

Applied Industrial Technologies, Inc. • 13

HOLDINGS OF MAJOR SHAREHOLDERS, OFFICERS, AND DIRECTORS

The following table shows beneficial ownership of Applied common stock, at June 30, 2018, by (i) persons believed by us to own beneficially more than 5% of Applied’s outstanding shares, based on our review of SEC filings, (ii) all directors and nominees, (iii) the executive officers named in the Summary Compensation Table on page 29, other than Mark O. Eisele, who had retired on August 31, 2017, and (iv) all directors, nominees, and executive officers (at June 30, 2018) as a group.

Name of Beneficial Owner	Shares Beneficially Owned on June 30, 2018 (1)	Percent of Class (%) (2)
BlackRock, Inc. 55 East 52nd Street, New York, New York 10055	6,058,895 (3)	15.7
The Vanguard Group, Inc. P.O. Box 2600, Valley Forge, Pennsylvania 19482-2600	3,832,578 (4)	9.9
Todd A. Barlett	93,043 (5)
Fred D. Bauer	130,455
Peter A. Dorsman	60,324
L. Thomas Hiltz	199,504 (6)
Edith Kelly-Green	45,972
Dan P. Komnenovich	17,430
Kurt W. Loring	49,619
Robert J. Pagano, Jr.	2,397
Vincent K. Petrella	21,515
Joe A. Raver	3,982
Neil A. Schrimsher	368,145
Dr. Jerry Sue Thornton	89,655
Peter C. Wallace	49,465
David K. Wells	12,091
All Directors, Nominees, and Executive Officers as a Group (15 Individuals)	1,214,965 (7)	3.1

(1)

We determined beneficial ownership in accordance with SEC rules; however, the holders may disclaim beneficial ownership. Except as otherwise indicated, the beneficial owner has sole voting and dispositive power over the shares. The directors’ and named executive officers’ totals include shares that could be acquired within 60 days after June 30, 2018, by exercising vested stock options and stock-settled stock appreciation rights (“SARs”): Mr. Barlett, 65,700; Mr. Bauer, 49,875; Mr. Dorsman, 17,950; Mr. Hiltz, 22,742; Ms. Kelly-Green, 22,742; Mr. Loring, 46,200; Mr. Petrella, 9,510; Mr. Schrimsher, 292,400; Dr. Thornton, 22,742; Mr. Wallace, 13,513; and Mr. Wells, 11,300. The totals also include shares held in nonqualified deferred compensation plan accounts for which the beneficial owner has voting, but not dispositive power: Mr. Barlett, 8,968; Mr. Dorsman, 37,007; Dr. Thornton, 1,899; and Mr. Wallace, 14,315. Except for Messrs. Pagano and Raver, each non-employee director’s total also includes 1,540 restricted shares, for which the director has voting but not dispositive power; the totals for each of Messrs. Pagano and Raver include 2,397 restricted shares. The executive officers’ totals do not include unvested restricted stock unit holdings.

(2)	Does not show percent of class if less than 1%.

(3)

BlackRock, Inc. reported its ownership, including shares beneficially owned by affiliated entities, in a Schedule 13G filed with the SEC on January 19, 2018, indicating it had sole voting power for 5,960,105 shares and no voting power for the remaining shares.

(4)

The Vanguard Group, Inc. reported its ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 14, 2018, indicating it had sole voting and dispositive power for 3,061 shares, sole voting and shared dispositive power for 75,125 shares, shared voting and dispositive power for 5,016 shares, and no voting but sole dispositive power for 3,749,376 shares.

(5)	Includes 100 shares owned by Mr. Barlett’s wife, who has sole voting and dispositive power.

(6)

Includes 150,000 shares held by the H.C.S. Foundation, a charitable trust of which Mr. Hiltz is one of five trustees, with sole voting and dispositive power. Pursuant to a Schedule 13D filed by the H.C.S. Foundation in 1989, the trustees, including Mr. Hiltz, disclaimed beneficial ownership.

(7)

Includes 639,374 shares that could be acquired by the individuals within 60 days after June 30, 2018, by exercising vested stock options and SARs. In determining ownership percentage, these stock option and SAR shares are added to both the denominator and the numerator.

Applied Industrial Technologies, Inc. • 14

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section (“CD&A”) provides details about the compensation program for Applied’s executive officers. It describes the company’s compensation philosophy and objectives, roles and responsibilities in making compensation decisions, the components of compensation, and the reasons for compensation adjustments, incentive payments, and long-term incentive grants made in fiscal year 2018.

This discussion and analysis should be read in conjunction with the Summary Compensation Table on page 29 and the additional tables and narrative disclosure that follow it.

As required by SEC rules, the proxy statement includes disclosures regarding the compensation of the following executive officers (the “named executive officers” or “NEOs”):

Name	Position
Neil A. Schrimsher	President & Chief Executive Officer (“CEO”)
David K. Wells	Vice President-Chief Financial Officer & Treasurer (“CFO”)
Fred D. Bauer	Vice President-General Counsel & Secretary
Kurt W. Loring	Vice President-Chief Human Resources Officer
Todd A. Barlett	Retired Vice President-Acquisitions and Global Business Development (1)
Mark O. Eisele	Retired Vice President-Chief Financial Officer & Treasurer (“CFO”) (2)
(1)	Mr. Barlett retired from employment on May 31, 2018 and as an executive officer on June 30, 2018.
(2)	Mr. Eisele retired from employment and as an executive officer on August 31, 2017.

This CD&A focuses in particular on 2018 compensation arrangements for the NEOs other than Mr. Eisele, who retired only two months into fiscal year 2018 and did not participate in new incentive plans or receive new awards. The Board promoted Mr. Wells to succeed Mr. Eisele.

Unless otherwise noted, references to years in the “Executive Compensation” section of this proxy statement mean Applied’s fiscal years ended on June 30.

2018 Compensation Program Highlights

The Board’s Executive Organization & Compensation Committee (the “Committee”) seeks to align overall compensation with performance in order to maximize Applied’s long-term shareholder return. With this objective, and after considering competitive market data and subjective factors, the Committee took the following actions in 2018 relative to the primary pay elements:

Base Salary and Target Annual Incentive Pay

•	The Committee approved adjustments to four NEOs’ base salaries, with Mr. Schrimsher earning a 3.6% increase.

•	The Committee held the NEOs’ annual incentive targets, as a percentage of salary, at the same levels as in 2017.

Long-Term Incentives

•

Emphasizing performance in Applied’s incentive plans, the Committee awarded approximately half of each NEO’s targeted long-term incentive value in performance shares, tied to key company performance metrics.

•

Stock-settled stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) each made up approximately one quarter of the targeted long-term incentive value. Accordingly, all long-term incentives were equity-based.

•	The Committee approved adjustments to annual long-term incentive target values ranging from 2.7% to 14.6%.

The actions maintained the NEOs’ total targeted compensation at levels approximating market medians, consistent with Applied’s pay philosophy.

Applied Industrial Technologies, Inc. • 15

Company performance continued to strengthen in 2018, with record sales (including from the January 31, 2018 acquisition of FCX Performance, Inc. (“FCX”)), sustained operational discipline, and a lower federal corporate income tax rate from the Tax Cuts and Jobs Act of 2017 producing above-plan bottom-line results:

	2018	2018 Adjusted (1)	2018 Goal	2017 Adjusted (2)
Sales	$3.1 billion	—	—	$2.6 billion
Net Income	$141.6 million	$139.7 million	$120.1 million	$111.7 million
Earnings Before Interest, Tax, Depreciation, and Amortization (“EBITDA”)	$278.1 million	$256.1 million	$231.3 million	$216.2 million
Cash Provided by Operating Activities	$147.3 million	$151.2 million	$165.7 million	$151.6 million
After-Tax Return on Assets (“ROA”)	8.0%	10.1%	8.6%	8.5%

(1)

The Committee excluded the impact of the FCX acquisition and the Tax Cuts and Jobs Act in determining the achievement of goals under the NEOs’ incentive plans, so as not to reward participants based on these two significant developments occurring during the year that were not contemplated when the goals were established. The “2018 Adjusted” column reflects results excluding the impact of the two items.

(2)

2017 Net Income, Cash Provided by Operating Activities, and ROA were favorably impacted by a $22.2 million tax benefit from a worthless stock tax deduction relating to Applied’s investment in one of its Canadian subsidiaries; the benefit was excluded in determining the achievement of goals under the NEOs’ incentive plans. The “2017 Adjusted” column reflects results excluding the impact of the tax benefit.

With the strong results, as adjusted to exclude the impact of the FCX acquisition and the Tax Cuts and Jobs Act, the NEOs earned annual incentive pay at an average of 146% of their individual target values. Shares banked for 2018 under the three-year performance share programs, described in detail on pages 23-26, are shown below:

Performance Shares Program	Banked Award as % of 2018 Target Shares
2016-2018	75%
2017-2019	178%
2018-2020	149%

Considering gains in our stock price and reinvested dividends, shareholders earned a 21% total return in 2018 (following a 33% return in 2017 and a 17% total return in 2016). The company returned $68.6 million of cash to shareholders through dividends and share repurchases during the year.

We believe that our compensation decisions, as described in this CD&A, reflect a balanced and responsible pay approach. We also value shareholder opinion and, in performing its duties, the Committee considers the outcome of the annual advisory vote to approve the NEOs’ compensation. This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on specific compensation items. We are pleased to have earned the shareholders’ affirmation last year, with 98% of the shares cast voting in favor; as a result, the Committee made no material changes to the program.

Applied Industrial Technologies, Inc. • 16

Compensation Practices Highlights

We regularly review evolving best practices in executive compensation. Below are some of the more significant best practices we have adopted and practices we avoid:

What We Do		What We Don’t Do
☑	Pay for performance: in 2018, an average of 70% of the targeted primary compensation for the continuing NEOs (79% for our CEO) was tied to performance.	☒	No payment of dividend equivalents on performance shares until earned.
☑	Committee members meet independence requirements under SEC rules and NYSE listing standards.	☒	No granting of stock options or SARs with an exercise price less than fair market value at grant.
☑	The Committee uses an independent compensation consultant.	☒	No repricing or replacing of underwater stock options or SARs.
☑	Balanced approach to compensation, combining fixed and variable, short-term and long-term, and cash and equity.	☒	No hedging of Applied stock is permitted.
☑	Pay philosophy targets market median compensation among distribution industry companies.	☒	No payment of guaranteed, above-market, or preferential interest or earnings on deferred compensation.
☑	Diverse incentive goals without steep payout cliffs. Equity award vesting periods encourage consistent behavior and reward long-term, sustained performance.	☒	No excise tax gross-up provisions in change in control agreements entered into after 2011, including our CEO’s agreement.
☑	Change in control agreements and equity plan include “double trigger” provisions for cash payment and equity vesting.	☒	No change in control agreements other than those with four executive officers.
☑	Limited perquisites and other benefits.	☒	No defined benefit pension plan, except for a legacy SERP frozen in 2012.
☑	Significant stock ownership guidelines for executive officers and directors.	☒	No excessive risk-taking, based on annual compensation risk assessment.

Compensation Philosophy and Objectives

Applied’s primary goal in compensating our executive officers is maximizing long-term shareholder return. In pursuing this goal, we seek to design and to maintain a program that will accomplish the following:

•	Attract and retain qualified and motivated executives by providing compensation that, at target performance, is competitive with a peer group of distribution industry companies,
•	Incent executives to achieve goals, and to take appropriate risks, consistent with Applied’s business strategies, and
•	Reward executives for results they influence that contribute to long-term shareholder value.

Applied is an industrial distributor in a mature market, with many companies offering the same or substantially similar products and services. In this environment, attracting and retaining talented key employees is critical to success. For this reason, while we aim to design the executive compensation program to support the successful execution of our strategy, we also examine our program’s competitiveness with other distributors’ programs. In addition, we consider trends and practices outside the industry to understand best practices and their potential implications for Applied.

Applied believes it is important for executives to focus on both short-term and long-term performance to maximize shareholder return. Accordingly, we provide annual and long-term incentive plans designed to align executives’ interests with shareholders’.

Roles and Responsibilities

Executive Organization & Compensation Committee. The Committee is composed solely of independent directors and is responsible for the executive compensation program’s design and implementation. The Committee’s duties include the following:

•	Setting compensation components and levels for the CEO and the other executive officers,
•	Overseeing Applied’s executive compensation and benefit plans, including approving incentive awards, and
•	Approving incentive plan goals that use performance metrics and evaluating performance to determine whether goals have been achieved.

Applied Industrial Technologies, Inc. • 17

The Committee routinely receives tally sheets displaying updated data with respect to material components of each executive’s compensation and benefits, and share retention analyses. These help the Committee make decisions with respect to each component in the context of total compensation.

Independent Compensation Consultant. Pay Governance LLC serves as the Committee’s independent compensation consultant, assisting with the following:

•	Establishing the executive compensation program’s components,
•	Analyzing the program’s competitiveness as well as alignment with the company’s performance,
•	Setting executive officers’ annual target compensation levels, overall and by pay component, and
•	Updating the Committee on market trends, best practices, and regulatory changes affecting Applied’s executive compensation program.

Pay Governance is engaged by and reports directly to the Committee. The firm’s representative directly interacts with the Committee chair between meetings, participates in meetings, and performs assignments as requested. He also communicates with management to obtain information for completing assignments for the Committee, as well as to understand how the program supports the company’s strategic plans and needs. The firm submits its invoices to the Committee chair for approval and payment by Applied.

Pay Governance performed no other work for Applied during the year and received no other compensation from Applied outside its engagement by the Committee. The Committee concluded, following a review of existing facts and circumstances, including factors specified in the NYSE’s listing standards, that Pay Governance and its representative are independent from Applied’s management and directors.

Management. While the Committee is responsible for the program’s design and implementation, management assists the Committee in several ways.

Key executives attend portions of Committee meetings at its invitation. They prepare and present analyses at the Committee’s request, and regularly report on Applied’s performance. Our CEO also reports on the other executive officers’ individual performance and offers recommendations regarding their pay. The Committee sets the executive officers’ pay in executive session without management present.

Management assists the Committee’s consultant by providing compensation data and other input and helping the consultant understand Applied’s organizational structure, business plans, goals, and performance, and the competitive landscape. Management does not have its own executive compensation consultant.

Executive Compensation Program Overview

Structure. The compensation program for executive officers includes the following components:

•	Base salary,
•	Annual incentive pay,
•	Long-term incentives,
•	Qualified, nonqualified, and welfare plan benefits, and
•	Change in control and termination benefits.

Base salary, annual incentive pay, and long-term incentives are the primary components. The Committee sets base salaries to be competitive with market medians for similar positions in peer distribution companies. Annual incentive pay rewards the achievement of annual earnings and cash flow goals, and incorporates an assessment of individual performance. Longer-term financial goals (including EBITDA and ROA), stock price appreciation, and executive retention are promoted through long-term incentive awards including performance shares, SARs, and RSUs. Target annual and long-term incentives aim to reflect market median practices of peers in order to deliver total target compensation in line with the medians of distribution peers. Actual incentive pay depends in large part on how Applied performs relative to its target performance goals and how its stock price performs in response. As a result, actual compensation from annual and long-term incentives can vary significantly based on the company’s financial and stock price performance.

Applied’s compensation practices reflect a pay-for-performance philosophy. A majority of the continuing NEOs’ compensation is “at risk” and tied to company-wide performance. Moreover, incentive pay generally makes up a greater share of the overall opportunity for executives in more senior positions.

Applied Industrial Technologies, Inc. • 18

Applied also believes programs leading to equity ownership help align executives’ interests with shareholders’. However, the long-term incentive program is structured to avoid excessive dilution, with annual share utilization approximating 1% of shares outstanding. The Committee periodically reviews share utilization in relation to market practices to ensure Applied’s equity plan is not unduly diluting shareholders’ interests.

The Committee generally determines each executive officer’s base salary, annual incentive target compensation (expressed as a percentage of base salary), and long-term incentive target compensation independently from the other primary components of compensation. Nevertheless, the Committee also reviews data regarding total target cash compensation (salary plus annual incentive target compensation) and total target compensation (salary plus annual incentive target compensation plus long-term incentive target compensation) and considers the information contextually, with the company’s pay philosophy and desired pay position, when evaluating each component.

The result is a mix among base salary, annual incentive target compensation, and long-term incentive target compensation, as well as between cash and equity-based incentives, that is competitive with market median practices.

The charts below show the percentage allocation of opportunities provided in 2018 to Mr. Schrimsher and the other NEOs (except Mr. Eisele) in the forms of base salary, annual incentive target opportunity, and long-term incentive target opportunity (awarded in equity-based instruments).

Neil A. Schrimsher	Other Continuing NEOs (Average)

Mr. Schrimsher, our CEO, earns higher pay than the other officers, reflecting his role in establishing and achieving the company’s strategic goals, as well as market practices for his role. His overall compensation is, however, weighted more toward incentive pay, particularly long-term incentives. This distinction is appropriate considering his responsibility and influence over Applied’s performance and is typical among companies in the peer group described below.

Competitive Pay Review for 2018. To help evaluate Applied’s executive compensation, the Committee created a peer group of distribution companies, primarily industrial distributors. Distributor comparisons provide the Committee insight into executive pay and benefits at companies in similar market environments.

With assistance from Pay Governance, the Committee selected 18 companies with calendar year 2016 sales ranging from $1.0 billion to $8.6 billion, and median sales of $2.5 billion, compared with Applied’s sales for the same period of $2.5 billion. Each peer group company disclosed compensation for top officers in SEC filings. Management did not participate in selecting companies.

The 2018 peer group (the “Peer Group”) included the following companies, the same as those in the 2017 peer group, except for Airgas, Inc., which had been acquired by another company, and A. M. Castle & Co., which had filed for bankruptcy:

2018 Peer Group
AAR Corp.	Kaman Corporation	Park-Ohio Holdings Corp.
Anixter International Inc.	LKQ Corporation	Patterson Companies, Inc.
DXP Enterprises, Inc.	MRC Global Inc.	ScanSource, Inc.
Fastenal Company	MSC Industrial Direct Co., Inc.	WESCO International, Inc.
H&E Equipment Services, Inc.	NOW Inc.	Watsco, Inc.
KLX Inc.	Olympic Steel, Inc.	Wesco Aircraft Holdings, Inc.

Pay Governance then prepared a compensation review and assessment, analyzing the competitiveness of target compensation for Applied’s CEO and CFO relative to comparable Peer Group data. Pay Governance did not analyze Peer Group data for other officer positions for 2018 (although it had done so for 2017), but reported on broader compensation trends to assist the Committee in evaluating target pay levels.

Applied Industrial Technologies, Inc. • 19

The study identified Peer Group pay for each position at the 50th and 75th percentile levels. The 50th percentile is referred to here as the “market median” and represents Applied’s target pay objective.

Beyond the Peer Group data, Pay Governance presented other pay data from broad multi-industry surveys, produced by leading compensation consulting firms. The Committee requested this supplemental data as a secondary resource to help confirm the reliability of the Peer Group data.

Pay Governance analyzed base salary, annual incentive target compensation, total cash target compensation (base salary plus annual incentive target compensation), long-term incentive target compensation, and total direct target compensation (total cash target compensation plus long-term incentive target compensation).

The study also compared Applied’s financial performance in each of the past five years with the Peer Group companies’ performance, considering metrics such as sales growth, EBITDA growth, cash flow growth, EBITDA margin, net income margin, ROA, and total shareholder return. The comparisons assist the Committee in examining how Applied’s executive pay aligns with company performance relative to peers.

Using Pay Governance’s study, the Committee evaluated each primary compensation component. In most years, including 2018, the Committee seeks to compensate executives near the market median if Applied’s performance targets are met. Sustained performance below target levels should result in realized total compensation below market medians, and performance that exceeds target levels should result in realized total compensation above market medians.

However, market medians and ranges only represent beginning reference points; the Committee also uses its subjective judgment to adjust targeted compensation to reflect factors such as individual performance and skills, long-term potential, tenure in the position, internal equity, retention considerations, and the position’s importance in Applied’s organization.

Components of Compensation

Base Salary. The Committee observes a general policy that base salaries for executive officers who have been in their positions for at least three years and are meeting performance expectations should approximate the market median for comparable positions. As with all pay components, however, the Committee, using its subjective judgment, sets salaries higher or lower to reward individual performance and skills and other considerations such as those mentioned above.

In 2018, after considering the Peer Group data, executive pay trends in the broader market, and the more subjective factors referenced above, the Committee approved adjustments to four NEOs’ base salaries, with Mr. Schrimsher earning a 3.6% increase. The Committee’s actions maintained the officers’ competitive pay positions and reflected a discipline of managing base salaries within the framework of Applied’s pay philosophy and competitive data.

Annual Incentive Pay. With the annual Management Incentive Plan, the Committee seeks to reward the executive officers, in cash, for achieving fiscal year goals. In general, the Committee seeks to pay total cash compensation near the market median when Applied meets its performance goals, and to pay above (or below) the median when Applied exceeds (or falls short of) its goals.

At the beginning of the fiscal year, after the Board reviews Applied’s annual business plan as prepared and presented by management, the Committee develops objective performance goals and targets for the Management Incentive Plan. The Committee considers the market outlook and the business plan, along with the available opportunities and attendant risks.

In 2018, consistent with historical practice, the Committee established performance goals based on company-wide performance measures. In addition, the Committee provided that Management Incentive Plan payouts be funded from a maximum aggregate cash bonus pool equal to 2% of EBITDA. EBITDA is calculated from our financial statements by starting with operating income, as shown in the statements of consolidated income, and adding the following items from the statements of consolidated cash flows: depreciation and amortization of property, amortization of intangibles, amortization of stock option and appreciation rights, and goodwill or intangibles impairment (if any). Our 2018 EBITDA was $278.1 million, funding a pool of $5.6 million.

The Committee then assigned each executive officer a maximum participation percentage of the bonus pool. The NEOs’ percentages follow: Mr. Schrimsher, 42.7%; Mr. Wells, 12.4%; Mr. Bauer, 10.5%; Mr. Loring, 8.9%; and Mr. Barlett, 10.2%. Mr. Eisele did not participate in the 2018 Management Incentive Plan.

Applied Industrial Technologies, Inc. • 20

For 2018, consistent with previous years, the Committee adopted goals to distribute the pool funded by Applied’s EBITDA results and tied them to the following company-wide performance measures, which it considers to be key indicators of shareholder value creation:

•	Net Income — bottom-line profitability; and
•	Cash Provided by Operating Activities — a cash-based measure of company performance.

Sixty percent of each executive officer’s Management Incentive Plan payout was determined based on the level of achievement of Net Income and 20% was determined based on the level of achievement of Cash Provided by Operating Activities, as well as each executive officer’s target incentive award value. The Committee sets goals for the performance measures that it believes are attainable, but that require executives to perform at a consistently high level to achieve target award values. The target and maximum incentive objectives for 2018 are shown in the table below:

Net Income (weighted 60%)	Under $102.1 million	$102.1 million	$120.1 million	$144.1 million
% of Prorated Portion of Target Award	0%	50%	100%	200%

Cash Provided by Operating Activities (weighted 20%)	Under $140.8 million	$140.8 million	$165.7 million	$207.1 million
% of Prorated Portion of Target Award	0%	50%	100%	200%

The payouts for these components could have ranged from 0% to 200% of the executive officers’ target award values. The Committee established this range, consistent with prior years, after considering Pay Governance’s report on market practices. Payouts for each performance measure are prorated on a straight-line basis for results falling between the threshold 50%, 100%, and maximum 200% payout levels.

The Committee assigned an annual incentive target, expressed as a percentage of salary, to each executive officer. The Committee assigned target percentages for 2018 to approximate market practices, as shown in Pay Governance’s review. For continuing participants, target percentages were maintained at the same levels as 2017. The 2018 targets follow:

Name	Base Salary ($)	Incentive Target (%)	Target Award Value ($)
N. Schrimsher	875,000	105	918,750
D. Wells	410,000	65	266,500
F. Bauer	410,000	55	225,500
K. Loring	348,000	55	191,400
T. Barlett	367,000	60	220,200

The Committee set the Management Incentive Plan’s performance goals near the beginning of the year. As such, the goals did not contemplate two significant developments arising later in the year:

•	The FCX acquisition, the largest in Applied’s history, which closed on January 31, 2018; and
•	The Tax Cuts and Jobs Act, which reduced Applied’s federal corporate income tax rate effective January 1, 2018.

The Management Incentive Plan provides the Committee the authority, in its sole discretion, to make adjustments in order to prevent diminution or enlargement of the benefits intended to be conferred, in a manner the Committee determines is equitably required by changes or events such as those specified above. After deliberation, the Committee exercised this authority and adjusted achievements for purposes of the plan so as not to reward participants based on the impact of the two developments.

As a result of Applied’s 2018 performance, as adjusted, the Management Incentive Plan payouts for the Net Income and Cash Provided by Operating Activities components were as follows:

Goal	2018 Adjusted Achievement ($)	Payout as % of Prorated Portion of Target Award
Net Income (weighted 60%)	139.7 million	181.8%
Cash Provided by Operating Activities (weighted 20%)	151.2 million	70.9%

Applied Industrial Technologies, Inc. • 21

The remaining 20% of each executive officer’s plan opportunity was tied to individual performance. First, the maximum payout for this component was determined based on Applied’s EBITDA, the aggregate size of the bonus pool remaining following deductions for the component payouts described above, and the participant’s maximum portion of the bonus pool. After the Committee determined each participant’s maximum payout, the Committee could exercise discretion to reduce (but not increase) this portion of the incentive based on the Committee’s subjective evaluation of the participant’s individual performance during 2018, taking into account individual performance relative to strategic objectives.

After evaluating individual performance, the Committee approved the following payouts for this final component: Mr. Schrimsher, $238,875; Mr. Wells, $63,960; Mr. Bauer, $49,610; Mr. Loring, $45,936; and Mr. Barlett, $40,429.

Shown below are the NEOs’ total 2018 Management Incentive Plan payouts:

Name	Annual Incentive Payout ($)
N. Schrimsher	1,371,014
D. Wells	392,357
F. Bauer	327,485
K. Loring	281,791
T. Barlett (partial year)	289,462

The average NEO payout, as a percentage of the target awards, was 146%, reflecting strong performance relative to 2018 goals.

Considering company goals only, Management Incentive Plan achievements for the most recent five years, as a percentage of targeted achievement, were as follows:

Year	Achievement of Company Goals (Blended %)
2018	154.1
2017	147.2
2016	50.0
2015	79.5
2014	57.8

Long-Term Incentives. The Committee made long-term incentive awards to the executive officers under the 2015 Long-Term Performance Plan. The plan seeks to reward executives for achieving long-term goals and authorizes incentive awards in a variety of forms. The Committee makes awards annually, near the start of the year, after reviewing the previous fiscal year’s financial results.

As with the other primary compensation components, the Committee sets the awards’ value after reviewing the independent consultant’s target compensation study. In most years, the Committee seeks to provide awards with a targeted value near the market median for equivalent positions, with variation to reward individual performance and skills, as well as to reflect factors such as long-term potential, responsibility, tenure in the position, internal equity, retention considerations, and the position’s importance in Applied’s organization.

The Committee uses long-term incentive awards for purposes of motivation, alignment with long-term company goals, and retention. The Committee intends to pay total long-term compensation near the market median when Applied meets its goals and above when Applied exceeds its goals. If goals are not met, then long-term compensation should fall below the market median.

After considering the Pay Governance’s study and the subjective factors identified above, the Committee increased Mr. Schrimsher’s annual long-term incentive target value by 14.6%. The Committee approved adjustments of less than 3% for the other NEOs. Mr. Eisele did not receive new long-term incentive awards.

Applied Industrial Technologies, Inc. • 22

Emphasizing operating performance, the Committee awarded the executives’ long-term incentive target value using three vehicles, all stock-settled, in the approximate weightings shown:

2018 Long-Term Incentive Awards

The Committee believes this combination appropriately balances the vehicles’ distinct purposes. Reflecting Applied’s culture, the mix differs from the norm for the Peer Group companies, which tend to place greater emphasis on service-based restricted stock. The awards also reflect the Committee’s subjective judgment that long-term incentive earnings should be paid in shares.

In determining numbers of performance shares to be targeted and SARs and RSUs to be awarded, the Committee values Applied’s shares based on data provided by Pay Governance. To reduce the impact of short-term stock price volatility, the valuation methodology uses the average closing share price for 90 calendar days prior to the grant date. The Grants of Plan-Based Awards table on page 31 shows the threshold, target, and maximum payouts for the performance shares, as well as the number of SARs and RSUs awarded to the NEOs.

The following paragraphs describe the awards made to the executive officers in 2018, as well as performance for the year under the performance share programs:

•	Stock Appreciation Rights (25% of Target Long-Term Incentive Value)

The Committee and management believe SARs are strong performance-based vehicles, as the awards’ value depends on Applied’s stock price growth; until Applied performs in a manner that is recognized by the stock market and creates gains for shareholders, SARs have no value to executives. The base stock price is the market closing price on the grant date. SARs have a ten-year term and vest 25% on each of the first four anniversaries of the grant date, subject to continuous employment with Applied, thereby promoting executive retention. In addition, unvested SARs vest on an executive officer’s retirement, but the remaining term for all the outstanding SARs is truncated to three years. The impact of other events on SARs and the other incentive vehicles is discussed in “Potential Payments upon Termination or Change in Control,” beginning on page 37.

The Committee intends for SARs to align the interests of management and shareholders in achieving long-term growth in the value of Applied’s stock by using a form of award the value of which is determined primarily by long-term stock price appreciation. The four-year vesting period, ten-year term, and stock-settled nature of the SARs are consistent with this objective. Moreover, SARs are less dilutive than stock options, further protecting shareholder interests.

•	Restricted Stock Units (25% of Target Long-Term Incentive Value)

RSUs are grants valued in shares of Applied stock, but shares are not issued to executives until the grants vest on the third anniversary of the award date, assuming continued employment with Applied. The Committee believes cliff vesting is more demanding than typical market practice, but appropriate considering the nature of the award. The RSUs do vest, albeit pro rata, if an executive retires during the three-year term. Applied pays dividend equivalents on RSUs on a current basis, which rewards management for total returns delivered to shareholders.

The Committee considers RSUs to be a good tool for retaining executives. Because their value will increase or decrease over the three-year vesting period along with Applied’s stock, RSUs also promote efforts to maximize long-term shareholder return.

•	2018-2020 Performance Shares (50% of Target Long-Term Incentive Value)

Performance shares provide incentives to achieve goals over a three-year period. At the beginning of a period, the Committee sets a target number of shares of Applied stock to be paid to each executive at the end of the period,

Applied Industrial Technologies, Inc. • 23

assuming continued employment. The actual payout is then calculated, relative to the target, based on Applied’s achievement of objective performance goals. If an executive retires during the three years, the performance shares vest on a pro rata basis, tied to the period worked and actual performance during that period.

As a new three-year period begins, the Committee reviews the business plan and market outlook for each year of the period. Then, after also considering the independent consultant’s guidance as to market practices, the Committee determines performance measures and goal ranges at which payouts can be earned for each year; i.e., the goals for each year of a three-year period are established and approved at the start of the three-year period.

The Committee sets goals it believes are attainable without inappropriate risk-taking, but that still require executives to perform on a sustained basis at a consistently high level to achieve the targeted payout.

Payouts can range from 0% to 200% of the target number of shares. The target payout is 100% of the target number assigned to the executive. The Grants of Plan-Based Awards table on page 31 shows the threshold, target, and maximum payouts for performance shares awarded in 2018.

Because the payout is measured in shares, the award’s value depends on both the company’s operating performance and its stock price, motivating executives throughout the performance period with regard to both.

For the 2018-2020 performance shares, consistent with prior years, the Committee set separate goals for each year of the period, with 75% of an award tied to Applied’s EBITDA and 25% to ROA. ROA is calculated by dividing annual net income by average monthly assets for the year. ROA improvements can be achieved by, among other things, increasing sales and margins, as well as improving working capital management, all of which are important objectives for industrial distributors.

The Committee considered these metrics to be appropriate measures of management’s impact on operating performance and efficiency over a three-year period. The metrics also balanced the Management Incentive Plan’s emphasis on bottom-line results and cash flow.

Each participant’s targeted number of shares for the three-year period is divided into one-third for each year. Shares awarded for achievement during a particular year are then “banked” for distribution at the end of the three-year term and do not affect the banking of shares for the other years.

Using individual years’ performance makes achieving maximum awards for the full three-year period more difficult because results exceeding maximum goals in any one year do not make up for shortfalls in other years.

The goals for the first year of the performance period, 2018, follow:

EBITDA (weighted 75%)	Under $185.0 million	$185.0 million	$231.3 million	$289.1 million
% of Prorated Portion of Target Share Award for 2018	0%	50%	100%	200%
% Change Compared with 2017 EBITDA	—	(14.4)%	7.0%	33.7%

ROA (weighted 25%)	Under 6.9%	6.9%	8.6%	10.8%
% of Prorated Portion of Target Share Award for 2018	0%	50%	100%	200%
% Change Compared with 2017 ROA Prior to Tax Benefit*	—	(18.8)%	1.2%	27.1%

*

2017 ROA was favorably impacted by a $22.2 million tax benefit from a worthless stock tax deduction; this benefit was excluded in determining the achievement of performance goals under the 2017 incentive plans.

Banked awards could range from 0% to 200% of the executive officers’ target share award values. The Committee established this range after considering Pay Governance’s guidance as to market practices. Awards for each performance measure were to be prorated on a straight-line proportional basis for results between the threshold 50%, 100%, and maximum 200% payout levels.

As with the Management Incentive Plan, when the Committee set the performance shares’ performance goals at the beginning of the period, the goals did not contemplate the FCX acquisition and the Tax Cuts and Jobs Act. The performance shares’ terms provide the Committee the authority, in its sole discretion, to make adjustments in order to prevent diminution or enlargement of the benefits intended to be conferred, in a manner the Committee

Applied Industrial Technologies, Inc. • 24

determines is equitably required by changes or events such as those specified above. After deliberation, the Committee exercised this authority and adjusted achievements for purposes of the 2018-2020 performance shares program to exclude the impact of the two developments.

As a result of 2018 achievements, as adjusted, participants banked awards, to be distributed in shares of Applied stock following the end of 2020, as follows:

2018 Goal	2018 Adjusted Achievement	Banked Award as % of Target Performance Shares for 2018
EBITDA (weighted 75%)	$256.1 million	142.9%
ROA (weighted 25%)	10.1%	168.2%
		Overall: 149.2%

•	2017-2019 Performance Shares (2018 performance)

As described above, the Committee sets separate goals for each year of a three-year performance share program at the time the program is adopted. So, while 2018 was the first year of the 2018-2020 performance period, it was also the second year of the 2017-2019 performance period and the third year of the 2016-2018 performance period. For the 2017-2019 performance shares, the 2018 goals, adopted in August 2016, follow:

EBITDA (weighted 75%)	Under $172.3 million	$172.3 million	$215.4 million	$269.3 million
% of Prorated Portion of Target Share Award for 2018	0%	50%	100%	200%

ROA (weighted 25%)	Under 6.6%	6.6%	8.3%	10.4%
% of Prorated Portion of Target Share Award for 2018	0%	50%	100%	200%

As a result of 2018 achievements, as the Committee adjusted to exclude the impact of the FCX acquisition and the Tax Cuts and Jobs Act, participants banked awards, to be distributed in shares of Applied stock following the end of 2019, as follows:

2018 Goal	2018 Adjusted Achievement	Banked Award as % of Target Performance Shares for 2018
EBITDA (weighted 75%)	$256.1 million	175.5%
ROA (weighted 25%)	10.1%	185.7%
		Overall: 178.1%

The award banked for the program’s first year, 2017, as a percentage of target performance shares, was 133.7%.

•	2016-2018 Performance Shares (2018 performance)

The goals for the final year of the 2016-2018 performance shares program, adopted in August 2015, follow:

EBITDA (weighted 75%)	Under $231.20 million	$231.20 million	$289.00 million	$361.25 million
% of Prorated Portion of Target Share Award for 2018	0%	50%	100%	200%

ROA (weighted 25%)	Under 8.6%	8.6%	10.7%	13.4%
% of Prorated Portion of Target Share Award for 2018	0%	50%	100%	200%

Applied Industrial Technologies, Inc. • 25

As a result of 2018 achievements, as the Committee adjusted to exclude the impact of the FCX acquisition and the Tax Cuts and Jobs Act, participants were awarded shares of Applied stock as follows:

2018 Goal	2018 Adjusted Achievement	Award as % of Target Performance Shares for 2018
EBITDA (weighted 75%)	$256.1 million	71.5%
ROA (weighted 25%)	10.1%	85.7%
		Overall: 75.0%

The awards banked for the program’s first two years, as a percentage of target performance shares, were 68.8% in 2016 and 60.4% in 2017.

Qualified, Nonqualified, and Welfare Plan Benefits. Through the plans described below, we seek to provide benefits comparable to those available at Peer Group and other similarly sized companies. The Committee, with its independent consultant’s assistance, reviews executive-level benefits periodically and compares them with market information, considering executives’ positions and years of service.

•	Qualified savings plan

Applied maintains a defined contribution plan with a section 401(k) feature (the Retirement Savings Plan, or “RSP”) for eligible U.S. employees, including NEOs.

•	Key Executive Restoration Plan and other nonqualified deferred compensation plans

The Committee believes that providing competitive supplemental retirement benefits is important for executive recruitment and retention. Statutory limits exist, however, on the value of benefits executives can receive under the company’s qualified savings plan.

Accordingly, in 2012 the Committee adopted the Key Executive Restoration Plan (the “KERP”), an unfunded, nonqualified deferred compensation plan. To participate in the KERP, an executive must be designated by the Committee or the Board. Applied credits a bookkeeping account for each participant with an amount equal to (i) 6.25% (unless the Committee or the Board specifies a different percentage) of the participant’s base salary and annual actual cash incentive pay for the calendar year, minus (ii) the amount of company contributions credited to the participant under the RSP. Account balances are deemed invested in mutual funds selected by the participant from a menu of diverse investment options. In this way, participants take responsibility for funding their own retirement benefits. Further, because of the use of incentive pay in the KERP formula, company contributions are tied in part to Applied’s annual performance results.

To be eligible for KERP account credits, participants must be employed on the last day of a year or have retired, died, or become disabled during the year. Unless otherwise determined by the Committee or the Board, credits to a participant’s account vest based on years of service with Applied, 25% per year. In addition, a participant will be 100% vested in the event of attainment of age 65, death, disability, or certain separations from service within one year after a change in control (as defined in the KERP).

The Committee has designated each NEO as a KERP participant. The Committee set Mr. Schrimsher’s account credit percentage at 10%.

Applied also maintains plans that permit highly compensated U.S. employees to defer portions of base salary and cash incentive awards and to accumulate nonqualified savings. Applied does not contribute to the plans and participants are not provided above-market or guaranteed returns. We describe the plans, along with the KERP, more fully in “Nonqualified Deferred Compensation,” at pages 34-35.

•	Welfare plans

Applied maintains a contributory health care plan as well as life and disability insurance plans for U.S. employees. Executive officers may also participate in executive life and disability insurance programs.

Applied provides continuation health care coverage, at the active employee premium rate, to executive officers who retire after reaching age 55, with at least ten years’ service, for the 18-month period under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). In addition, when the retiree attains age 65, Applied provides Medicare supplement coverage through a third-party policy. Individuals first elected as executive officers after 2012 are not eligible for these benefits.

Applied Industrial Technologies, Inc. • 26

Perquisites and Other Personal Benefits. Applied does not offer perquisites such as company automobiles or allowances, financial planning and tax services, or country clubs to the NEOs.

Applied provides executive officers five weeks’ annual vacation per calendar year; other employees get five weeks when they reach 25 years of service. Unused vacation time is forfeited at the end of each calendar year.

Change in Control and Termination Benefits. Upon his hire, Applied and Mr. Schrimsher entered into a CEO-level severance agreement providing termination benefits as described in “Potential Payments upon Termination or Change in Control,” on page 37. Applied does not have employment contracts with the other NEOs, nor does it have an executive severance policy. The Committee retains discretion to determine severance benefits, if any, to be offered to the other NEOs if the company terminates their employment, other than in the circumstance of a change in control.

The company’s only change in control agreements are with four executive officers. The arrangements are designed to retain executives and to promote management continuity if an actual or threatened change in control occurs. The Board approved the agreements primarily because it believes that the executives’ continued attention and dedication to their duties under the adverse circumstances attendant to a change or potential change in control are ultimately in the best interests of Applied and its shareholders.

The agreements provide severance benefits if an executive’s employment is terminated by the officer for “Good Reason” or by Applied “Without Cause” (each as defined in the agreements), if the termination occurs within two years (three years under an older agreement entered into with Mr. Bauer) after a change in control. These “double trigger” arrangements are consistent with typical market practices. The executive, in turn, must not compete with Applied for three years following termination (one year under the older agreement). Change in control agreements entered into after 2011, including with Messrs. Schrimsher, Wells, and Loring, do not provide for a gross-up for excise taxes. We describe the agreements more fully on pages 38-39 of this proxy statement.

Stock Ownership and Retention Guidelines

The Committee believes executives should accumulate meaningful equity stakes in Applied to align their economic interests with shareholders’ interests, thereby promoting the objective of increasing shareholder value. Accordingly, we have adopted stock ownership guidelines, requiring that executive officers not dispose of stock unless their “owned” shares’ market value equals or exceeds the following annual base salary multiples immediately after the disposition:

Position	Stock Ownership Guideline
Chief Executive Officer	5x base salary
Other Executive Officers	3x base salary

“Owned” shares, per the guidelines, include those owned outright, those owned beneficially in Applied’s Retirement Savings Plan and other deferred compensation plans, and RSUs, but do not include SARs or performance shares.

The guidelines are not mandatory in the sense that they do not require an executive immediately to acquire shares if his or her ownership is below the applicable guideline.

Until the guideline is achieved, executives must retain net shares received from exercising SARs or the vesting of RSUs or performance shares. “Net shares” are the shares that remain after shares are sold or netted to pay withholding taxes.

At June 30, 2018, the value of the then-serving NEOs’ holdings (determined as described above) and their guidelines are shown below:

Name	Value of Applied Stock Holdings ($)	Stock Ownership Guideline ($)
N. Schrimsher	7,565,327	4,375,000
D. Wells (hired in May 2017)	383,300	1,230,000
F. Bauer	6,052,542	1,230,000
K. Loring (hired in July 2014)	690,557	1,044,000
T. Barlett	2,154,517	1,101,000

Applied Industrial Technologies, Inc. • 27

The Committee monitors compliance with the guidelines, interprets them, and must approve exceptions. The Committee also periodically reviews the guidelines and compares them with market data reported by the independent consultant and others.

Consistent with the objectives of the stock ownership guidelines, the company prohibits its insiders from engaging in:

•	Short sales of Applied’s stock;
•	Market transactions in puts, calls, warrants, or other derivative securities based on Applied stock; and
•	Certain hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Clawback Provisions

Because incentive awards are intended to motivate executives to act in Applied’s best interests, the Committee includes provisions in award terms to claw back compensation under certain circumstances:

•

The Committee may terminate or rescind an award and, if applicable, require an executive to repay cash or shares (and dividends, distributions, and dividend equivalents paid thereon) issued pursuant to the award within the previous 12 months (and proceeds thereof), if the Committee determines that, during the executive’s employment with Applied or during the period ending 12 months following separation from service, the executive competed with Applied or in certain other circumstances engaged in acts inimical to Applied’s interests.

•

The Committee may require an executive to repay cash or shares (and dividends, distributions, and dividend equivalents paid thereon) issued pursuant to an award within the previous 36 months (and proceeds thereof) if (i) Applied restates its historical consolidated financial statements and (ii) the Committee determines that (x) the restatement is a result of the executive’s, or another executive officer’s, willful misconduct that is unethical or illegal, and (y) the executive’s earnings pursuant to the award were based on materially inaccurate financial statements or materially inaccurate performance metrics that were invalidated by the restatement.

Tax Deductibility and Regulatory Considerations

Internal Revenue Code (the “Code”) section 162(m) limits the amount of compensation a publicly held corporation may deduct as a business expense for federal income tax purposes. The limit, which applies to the CEO, the CFO (as of January 1, 2018), and the three other most highly compensated executive officers, as well as certain former executive officers (also as of January 1, 2018), is $1 million per individual per year, subject to certain exceptions.

Prior to January 1, 2018, the law provided an exception for performance-based compensation. Effective with the Tax Cuts and Jobs Act of 2017, this exception was repealed; accordingly, new performance-based awards under executive incentive programs will be subject, like other compensation, to the limit on deductibility.

In general, the Committee has sought to preserve the tax deductibility of compensation without compromising the Committee’s flexibility in designing an effective, competitive compensation program. In 2018, the Committee made awards under executive incentive programs prior to the effective date of the new law. As in prior years, Applied intended for most awards to qualify as performance-based compensation; the Committee made an exception for RSUs, which did not qualify, but which the Committee awarded due to their beneficial impact on executive retention, a key objective sought to be addressed through long-term incentive grants.

The Committee will continue to monitor developments in this area and reserves the right to pay nondeductible compensation if it is in Applied’s best interests.

Conclusion

The Committee reviews all components of Applied’s executive compensation program. When making a decision regarding any component of an executive officer’s compensation, the Committee takes into consideration the other components.

The Committee believes that the executive officers’ compensation is appropriate and that the program’s components are consistent with market standards. The program takes into account Applied’s performance compared to the Peer Group, and appropriately aligns executive compensation with Applied’s annual and long-term financial results and to long-term financial return to shareholders. The Committee believes the foregoing philosophy is consistent with Applied’s culture and objectives and will continue to serve as a reasonable basis for administering Applied’s total compensation program for the foreseeable future.

Applied Industrial Technologies, Inc. • 28

Summary Compensation Table — Fiscal Years 2018, 2017, and 2016

The following table summarizes information, for the years ended June 30, 2018, 2017, and 2016, regarding the compensation of Applied’s CEO, CFO, and the three other most highly compensated executive officers at June 30, 2018. The table also includes information for Mark O. Eisele, who retired in August 2017 but served as CFO for the first two months of fiscal year 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Neil A. Schrimsher President & Chief Executive Officer	2018	875,000	1,604,070	562,330	1,371,014	0	228,898	4,641,312
	2017	845,000	1,597,463	619,894	1,240,376	0	166,076	4,468,809
	2016	820,000	1,408,932	446,926	516,600	0	162,481	3,354,939

David K. Wells Vice President – Chief Financial Officer & Treasurer	2018	410,000	278,730	97,612	392,357	0	214,218	1,392,917

Fred D. Bauer Vice President – General Counsel & Secretary	2018	410,000	262,940	92,307	327,485	0	51,375	1,144,107
	2017	398,000	292,615	113,490	301,644	0	49,077	1,154,826
	2016	398,000	263,462	82,764	120,395	227,128	41,448	1,133,197

Kurt W. Loring Vice President – Chief Human Resources Officer	2018	348,000	242,000	84,880	281,791	0	36,105	992,776
	2017	335,000	268,648	104,032	257,582	0	31,981	997,243
	2016	325,000	240,550	75,867	98,313	0	28,172	767,902

Todd A. Barlett Retired Vice President – Acquisitions and Global Business Development	2018	337,358	247,150	85,941	289,462	188,852	70,698	1,219,461
	2017	356,000	273,435	105,752	294,341	65,432	39,756	1,134,716
	2016	346,000	252,006	79,316	103,800	19,603	34,907	835,632

Mark O. Eisele Retired Vice President – Chief Financial Officer & Treasurer	2018	76,407	0	0	0	0	247,191	323,598
	2017	451,500	350,187	135,844	404,409	85,974	47,812	1,475,726
	2016	451,500	332,198	104,834	146,738	79,915	46,582	1,161,767

(1)

Amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to determine the awards’ grant date fair values are described in the notes to Applied’s consolidated financial statements, included in our annual reports on Form 10-K for those years. The 2018 awards are described in the Compensation Discussion and Analysis at pages 23-25 and the Grants of Plan-Based Awards table at page 31. The amounts reported for 2018 in the Stock Awards column are totals of the following:

Name	RSUs ($)	Performance Shares ($)
N. Schrimsher	538,020	1,066,050
D. Wells	93,330	185,400
F. Bauer	87,840	175,100
K. Loring	82,350	159,650
T. Barlett	82,350	164,800
M. Eisele	0	0

Performance shares’ grant date fair values assume performance at the target achievement level. If instead it was assumed that the highest level of performance would be achieved, then the grant date fair values would be twice the amounts reported for the performance shares.

(2)	Amounts shown reflect Management Incentive Plan earnings.

(3)

Messrs. Barlett, Bauer, and Eisele participated in the Supplemental Executive Retirement Benefits Plan, a nonqualified defined benefit plan that was frozen in 2012. The amounts in this column reflect increases in the estimated actuarial present values of their historical accrued benefits. Mr. Bauer is partially vested in his benefits; Messrs. Barlett and Eisele were fully vested at the time of their retirement.

Applied Industrial Technologies, Inc. • 29

The 2018 figure is the difference between the number shown in the Pension Benefits table on page 36 for 2018 year-end and the same item calculated for July 1, 2017. See the notes to that table for information regarding how estimated amounts were calculated. In 2018 the present value of Mr. Bauer’s benefit decreased by $1,753 but, pursuant to SEC rule, the change in value is shown as $0.

In 2012, the Committee stopped the accrual of additional plan benefits by virtue of years of service and compensation levels. Accordingly, the values in this column relate to changes in the discount rate and the components of the three-segment interest rate structure, as well as to mortality factor adjustments, as described below.

The SERP uses interest rates and mortality tables imposed on tax-qualified pension plans by Code section 417(e). Values for 2018 reflect a 3.50% discount rate and a three-segment interest rate structure in effect for January 2018, with 2.48% for the first five years, 3.65% for the next 15 years, and 4.15% thereafter.

Values for 2017 reflect a 2.75% discount rate and a three-segment interest rate structure in effect for January 2017, with 2.00% for the first five years, 3.91% for the next 15 years, and 4.66% thereafter. Values for 2016 reflect a 2.25% discount rate and a three-segment interest rate structure in effect for January 2016, with 1.78% for the first five years, 4.08% for the next 15 years, and 5.02% thereafter.

In addition, in each successive year, the mortality table reflected adjustments pursuant to Code section 417(e). Present values were determined assuming no probability of termination, retirement, death, or disability before normal retirement age (age 65).

(4)	Amounts in this column for 2018 are totals of the following:

•	Retirement Savings Plan (section 401(k) plan) matching contributions,
•	KERP account credits,
•	Gross-up payments to Mr. Wells to cover income taxes in connection with relocation benefits,
•	Company contributions for executive life insurance, for a $300,000 benefit, and
•	Estimated values of perquisites and other personal benefits.

Amounts relating to the following perquisites and other personal benefits provided to NEOs are included: the annual expense related to post-retirement health care coverage for Messrs. Schrimsher, Bauer, Barlett, and Eisele; company contributions for officer-level accident insurance benefits; a reimbursement paid to Mr. Wells for health care coverage to bridge a gap period upon hire; and the items described in the next sentence. No perquisite or personal benefit exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits in 2018, except for the following one-time items: Mr. Wells received benefits under Applied’s standard associate relocation program in the amount of $171,925; Mr. Eisele received a $125,000 transition payment and a $34,284 payment in lieu of certain post-retirement health care benefits, both in connection with his retirement; and, upon their retirements, Messrs. Barlett and Eisele received payouts for unused accrued vacation of $26,819 and $36,468, respectively.

The following table itemizes “All Other Compensation” for 2018:

Name	Retirement Savings Plan Contributions ($)	Key Executive Restoration Plan Account Credits ($)	Gross-up Payments ($)	Life Insurance Benefits ($)	Perquisites and Other Personal Benefits ($)
N. Schrimsher	8,072	202,043	0	626	18,157
D. Wells	6,150	15,445	18,663	802	173,158
F. Bauer	10,410	32,403	0	605	7,957
K. Loring	11,370	24,258	0	420	57
T. Barlett	9,364	28,385	0	1,694	31,255
M. Eisele	2,655	32,133	0	232	212,171

Applied Industrial Technologies, Inc. • 30

Grants of Plan-Based Awards — Fiscal Year 2018

In 2018, the Executive Organization & Compensation Committee awarded the following incentive opportunities and grants under the 2015 Long-Term Performance Plan to the NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Base Price of Option Awards ($/Share) (4)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N. Schrimsher	8/10/2017							9,800			538,020
	8/10/2017								53,000	54.90	562,330
	8/10/2017 (Perf. Shares)				10,350	20,700	41,400
	8/10/2017 (Management Incentive Plan)	459,375	918,750	1,837,500
D. Wells	8/10/2017							1,700			93,330
	8/10/2017								9,200	54.90	97,612
	8/10/2017 (Perf. Shares)				1,800	3,600	7,200
	8/10/2017 (Management Incentive Plan)	133,250	266,500	533,000
F. Bauer	8/10/2017							1,600			87,840
	8/10/2017								8,700	54.90	92,307
	8/10/2017 (Perf. Shares)				1,700	3,400	6,800
	8/10/2017 (Management Incentive Plan)	112,750	225,500	451,000
K. Loring	8/10/2017							1,500			82,350
	8/10/2017								8,000	54.90	84,880
	8/10/2017 (Perf. Shares)				1,550	3,100	6,200
	8/10/2017 (Management Incentive Plan)	95,700	191,400	382,800
T. Barlett	8/10/2017							1,500			82,350
	8/10/2017								8,100	54.90	85,941
	8/10/2017 (Perf. Shares)				1,600	3,200	6,400
	8/10/2017 (Management Incentive Plan)	110,100	220,200	440,400
M. Eisele	[No awards]

(1)

The 2018 Management Incentive Plan is described in the Compensation Discussion and Analysis at pages 20-22. Payouts under the plan are shown in the column marked “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	The 2018-2020 performance shares program is described in the Compensation Discussion and Analysis at pages 23-25.

(3)	RSUs are described in the Compensation Discussion and Analysis at page 23.

(4)	SARs are described in the Compensation Discussion and Analysis at page 23. Their base price is our stock’s closing price on the NYSE on the grant date.

Applied Industrial Technologies, Inc. • 31

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table presents information regarding the NEOs’ outstanding SARs, RSUs, and performance shares at June 30, 2018.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Share)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
N. Schrimsher	27,600	0		32.30	10/25/2021
	60,000	0		32.30	10/25/2021
	34,400	0		41.29	8/9/2022
	35,000	0		50.74	8/13/2023
	28,125	9,375	(1)	49.04	8/12/2024
	32,400	32,400	(2)	38.36	8/11/2025
	18,025	54,075	(3)	48.19	8/11/2026
	0	53,000	(4)	54.90	8/10/2027
						11,700	(5)	820,755	17,151	(6)	1,203,143
						10,600	(7)	743,590	31,158	(8)	2,185,734
						9,800	(9)	687,470	24,097	(10)	1,690,405
D. Wells	9,000	18,000	(11)	57.85	6/21/2027
	0	9,200	(4)	54.90	8/10/2027
						2,973	(12)	208,556
						1,700	(9)	119,255	4,191	(10)	293,999
F. Bauer	8,800	0		26.96	8/9/2021
	8,400	0		41.29	8/9/2022
	7,600	0		50.74	8/13/2023
	5,475	1,825	(1)	49.04	8/12/2024
	6,000	6,000	(2)	38.36	8/11/2025
	3,300	9,900	(3)	48.19	8/11/2026
	0	8,700	(4)	54.90	8/10/2027
						2,200	(5)	154,330	3,198	(6)	224,340
						1,900	(7)	133,285	5,765	(8)	404,415
						1,600	(9)	112,240	3,958	(10)	277,654
K. Loring	22,425	7,475	(1)	49.04	8/12/2024
	5,500	5,500	(2)	38.36	8/11/2025
	3,025	9,075	(3)	48.19	8/11/2026
	0	8,000	(4)	54.90	8/10/2027
						1,125	(13)	78,919
						2,000	(5)	140,300	2,926	(6)	205,259
						1,800	(7)	126,270	5,217	(8)	365,973
						1,500	(9)	105,225	3,609	(10)	253,171

Applied Industrial Technologies, Inc. • 32

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Share)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
T. Barlett (14)	7,300	0	29.27	9/3/2020
	6,800	0	26.96	5/31/2021
	6,600	0	41.29	5/31/2021
	6,600	0	50.74	5/31/2021
	6,500	0	49.04	5/31/2021
	11,500	0	38.36	5/31/2021
	12,300	0	48.19	5/31/2021
	8,100	0	54.90	5/31/2021
					1,983	(5)	139,107	2,986	(6)	209,468
					1,083	(7)	75,972	3,862	(8)	270,919
					404	(9)	28,341	1,461	(10)	102,489
M. Eisele (15)	11,500	0	41.29	8/31/2020
	10,500	0	50.74	8/31/2020
	10,100	0	49.04	8/31/2020
	15,200	0	38.36	8/31/2020
	15,800	0	48.19	8/31/2020
					1,944	(5)	136,372	2,787	(6)	195,508
					809	(7)	56,751	2,733	(8)	191,720

(1)	These SARs vested on August 12, 2018.

(2)	Half of these SARs vested on August 11, 2018. The remaining SARs vest on August 11, 2019.

(3)	One third of these SARs vested on August 11, 2018. The remaining SARs vest in equal increments on August 11, 2019 and 2020.

(4)	One quarter of these SARs vested on August 10, 2018. The remaining SARs vest in equal increments on August 10, 2019, 2020, and 2021.

(5)	These RSUs vested on August 11, 2018.

(6)

These awards are the 2016-2018 performance shares described in the Compensation Discussion and Analysis at pages 25-26. The performance period ended on June 30, 2018 and performance for the final year was certified on August 9, 2018.

(7)	These RSUs vest on August 11, 2019.

(8)

These awards are the 2017-2019 performance shares described in the Compensation Discussion and Analysis at page 25. The performance period ends on June 30, 2019. The amounts shown include performance shares banked for 2017 and 2018, and targeted for 2019.

(9)	These RSUs vest on August 10, 2020.

(10)

These awards are the 2018-2020 performance shares described in the Compensation Discussion and Analysis at pages 23-25. The performance period ends on June 30, 2020. The amounts shown include performance shares banked for 2018 and targeted for 2019 and 2020.

(11)	These SARs vest in equal increments on June 21, 2019 and 2020.

(12)	These RSUs vest in equal increments on June 21, 2019 and 2020.

(13)	These RSUs vested on August 12, 2018.

(14)

Mr. Barlett retired as an Applied employee on May 31, 2018. Pursuant to the award terms, his performance shares and RSUs vested on a prorated basis pegged to the portion of the three-year terms during which he worked (and company performance, in the case of the performance shares), and his unvested SARs vested in full. The SARs’ expiration dates accelerated to May 31, 2021.

(15)

Mr. Eisele retired from Applied on August 31, 2017. Pursuant to the award terms, his performance shares and RSUs vested on a prorated basis pegged to the portion of the three-year terms during which he worked (and company performance, in the case of the performance shares), and his unvested SARs vested in full. The SARs’ expiration dates accelerated to August 31, 2020.

Applied Industrial Technologies, Inc. • 33

Option Exercises and Stock Vested—Fiscal Year 2018

The following table shows the value realized in 2018 by the NEOs on the exercise of SARs and the vesting of RSUs and banked performance shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
N. Schrimsher	0	0	15,115	835,094
D. Wells	0	0	1,487	110,633
F. Bauer	0	0	2,982	164,757
K. Loring	0	0	3,621	203,037
T. Barlett	0	0	2,646	146,200
M. Eisele	0	0	4,087	225,806

Nonqualified Deferred Compensation

Applied maintains three nonqualified, unfunded defined contribution plans for key employees, including executive officers. Eligibility is limited to highly compensated or select management employees whose benefits under the Retirement Savings Plan (“RSP”) are subject to certain Code limitations.

Key Executive Restoration Plan (“KERP”)

The KERP is an unfunded, nonqualified deferred compensation plan. To participate, an executive must be designated by the Committee or the Board. Applied credits a bookkeeping account for each participant with an amount equal to (i) 6.25% (unless the Committee or the Board specifies a different percentage) of the participant’s base salary and annual actual cash incentive pay minus (ii) the amount of company contributions credited to the participant under the RSP for the calendar year.

To be eligible for KERP account credits, participants must elect to make 401(k) contributions under the RSP of either 6% of compensation or the contribution limit applicable under the Code and must be employed on the last day of a year or have retired, died, or become disabled during the year. Unless otherwise determined by the Committee or the Board, credits to a participant’s account vest based on years of service with Applied, 25% per year. In addition, a participant will be 100% vested in the event of attainment of age 65, death, disability, or certain separations from service within one year after a change in control (as defined in the KERP).

Account balances are deemed invested in mutual funds the participant selects from a menu of diverse investment options.

The Committee has designated each NEO as a participant. The Committee set Mr. Schrimsher’s account credit percentage at 10%.

Supplemental Defined Contribution Plan

The Supplemental Defined Contribution Plan permits highly compensated employees to defer a portion of their compensation that cannot be deferred under the RSP due to Code limitations. Applied does not contribute to the plan.

Participants are always vested in their Supplemental Defined Contribution Plan deferrals. Account balances are deemed invested in mutual funds the participant selects from a menu of diverse investment options.

Participants may receive distributions in a lump sum or in installments, as specified in the deferral election form. Acceleration of distributions is prohibited and a distribution change must comply with Code section 409A.

All of the NEOs have plan accounts. Messrs. Schrimsher, Wells, and Loring made deferrals into the plan in 2018.

Applied Industrial Technologies, Inc. • 34

Deferred Compensation Plan

The Deferred Compensation Plan provides each Management Incentive Plan participant the opportunity to defer payment of his or her cash award and have the amount deemed invested in Applied stock and/or in a money market fund. Applied does not contribute to the plan.

Participants may receive distributions in a lump sum or in installments, as specified in a deferral election form. Acceleration of distributions is prohibited and a distribution change must comply with Code section 409A.

Although no NEO deferred pay into the Deferred Compensation Plan in 2018, Messrs. Barlett and Eisele have plan accounts due to past deferrals.

Nonqualified Deferred Compensation — Fiscal Year 2018

The following table presents contributions, earnings, distributions, and balance information for the NEOs’ Deferred Compensation Plan, Key Executive Restoration Plan, and Supplemental Defined Contribution Plan accounts for 2018.

Name and Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
N. Schrimsher
Key Executive Restoration Plan	0	192,244	88,408	0	1,083,611
Supplemental Defined Contribution Plan	340,728	0	201,177	0	2,046,528
D. Wells
Key Executive Restoration Plan	0	15,445	(256)	0	15,189
Supplemental Defined Contribution Plan	18,450	0	374	0	18,824
F. Bauer
Key Executive Restoration Plan	0	30,265	13,961	0	189,084
Supplemental Defined Contribution Plan	0	0	18,876	0	231,631
K. Loring
Key Executive Restoration Plan	0	22,342	5,081	0	91,488
Supplemental Defined Contribution Plan	3,480	0	(6)	0	3,474
T. Barlett
Deferred Compensation Plan	0	0	109,673	65,560	629,114
Key Executive Restoration Plan	0	27,718	3,136	0	132,057
Supplemental Defined Contribution Plan	0	0	(1,299)	63,317	251,163
M. Eisele
Deferred Compensation Plan	0	0	95,697	0	551,990
Key Executive Restoration Plan	0	30,012	(1,197)	185,932	0
Supplemental Defined Contribution Plan	0	0	80,501	810,904	347,254

(1)

Key Executive Restoration Plan credits are shown net of withholding for certain taxes. The gross amounts are shown as a component of “All Other Compensation” in note (4)  to the Summary Compensation Table on page 30.

Pension Plans

The Supplemental Executive Retirement Benefits Plan (the “SERP”), a nonqualified defined benefit plan, provides supplemental retirement benefits to executive officers designated as participants by the Committee more than a decade ago. In 2012, the Committee froze participation in the SERP and stopped the accrual of additional plan benefits (by virtue of years of service and compensation levels) for existing participants. Mr. Bauer is the only remaining active participant. Messrs. Barlett and Eisele were participants and retired in May 2018 and August 2017, respectively.

Applied Industrial Technologies, Inc. • 35

The SERP’s principal features follow:

Retirement Benefits. The annual normal retirement benefit, calculated in a single life annuity form, is 45% of a participant’s average base salary and annual incentive pay for the highest three calendar years during the last 10 years of service prior to calendar 2012. To receive a normal retirement benefit, a participant must separate from service at or after age 65, with at least five years’ service as an executive officer. To receive an early retirement benefit prior to attainment of age 65, a participant must separate from service after reaching age 55 and completing at least 10 years’ service with Applied, of which at least five were as an executive officer. Mr. Bauer has the requisite years of service but is 52 years old and not yet eligible for early retirement.

Early retirement benefits are reduced by 5% for each year that the commencement of benefits precedes age 65.

Disability Benefits. If a participant becomes disabled, the participant will receive a monthly SERP disability benefit until the earlier of age 65 or death. The monthly benefit, when added to other long-term disability benefits under Applied programs, will equal 1/12th of 60% of the average of the participant’s highest three calendar years of base salary plus annual incentive pay during the last 10 years of service prior to calendar 2012.

Deferred Vested Benefits. Deferred vested benefits are paid at age 65 to a participant who separates from service for reasons other than cause or disability prior to age 55 with at least 10 years’ service, of which at least five were as an executive officer. The benefits will equal 25% of the participant’s accrued normal retirement benefit at the time of separation.

Payment Forms. Normal and early retirement benefits are paid as designated by the participant. Deferred vested benefits are payable in three substantially equal annual installments following attainment of age 65.

Death Benefits. If a participant dies before receiving a SERP benefit, the participant’s designated beneficiary will receive the present value of the participant’s accrued benefit in a lump sum or installments, as the participant elects in advance.

Change in Control. If a SERP participant incurs a separation from service effected either by Applied without “cause” or by the participant for “good reason” within two years after a change in control, or is receiving, or is eligible to receive, a retirement benefit when the change in control occurs, the participant is entitled to receive the actuarial equivalent of the benefit in a lump sum. In addition, if such a separation follows a change in control, a participant under age 55 will be credited with additional years of age for benefit calculation purposes equal to the difference between the participant’s age and 55.

Noncompetition. Except if a change in control occurs, payment of SERP benefits is conditioned on the participant not competing with Applied.

Pension Benefits — Fiscal 2018 Year-End

The following table shows the present value of accumulated benefits payable to the NEOs under the SERP.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2) (3)	Payments during Last Fiscal Year ($)
N. Schrimsher	—	—	—	—
D. Wells	—	—	—	—
F. Bauer	SERP	19.3	2,796,546	0
K. Loring	—	—	—	—
T. Barlett (4)	SERP	36.2	2,862,815	0
M. Eisele (5)	SERP	20.6	3,167,013	1,584,571

(1)	In 2012, the Committee stopped the accrual of additional plan benefits by virtue of years of service and compensation levels.

(2)

This figure reflects the estimated present value of the annual pension benefit accrued through June 30, 2018, and payable at age 65. The plan’s actuary used the following key assumptions to determine the present values:

•	A discount rate of 3.50%, the FASB ASC 715 discount rate as of June 30, 2018,
•

The Code section 417(e) 2018 Optional Combined Unisex Mortality Table and a three-segment interest rate structure in effect for January 2018 with 2.48% for the first five years, 3.65% for the next 15 years, and 4.15% thereafter, and

Applied Industrial Technologies, Inc. • 36

•	No probability of termination, retirement, death, or disability before normal retirement age.

Actual payments after retirement are determined based on the Code section 417(e) interest rate and mortality table in effect at that time, along with the participant’s age.

(3)

SERP benefits are not subject to deductions for Social Security benefits or other material offset amounts. Mr. Bauer is under 55 years of age but eligible for deferred vested benefits. Messrs. Barlett and Eisele were fully vested at the time of their retirement.

(4)

Mr. Barlett retired as an employee on May 31, 2018. Subject to his compliance with the SERP, Applied will pay the first installment of his benefit in December 2018, with the remaining four installments to be paid in succeeding fiscal years.

(5)

Mr. Eisele retired on August 31, 2017. Applied paid the first installment of his benefit in March 2018. He received a second installment in July 2018 and, subject to his compliance with the SERP, will receive the third and final installment in July 2019.

Potential Payments upon Termination or Change in Control

The summaries and tables in this section describe compensation and benefits that would have been payable to the NEOs at June 30, 2018, if, as of that date, there had occurred

•	A termination of the executive’s employment with Applied prior to a change in control,

•	A termination of employment due to death, disability, or retirement,

•	A change in control of Applied, or

•	A termination of employment following a change in control.

Compensation and benefits earned or accrued prior to the event, and not contingent on the event’s occurrence, are not included in the summaries or tables.

Payments in the Event of a Termination

Except for Mr. Schrimsher, Applied does not have a formal severance arrangement that provides payments to the NEOs if termination of employment occurs (other than in the circumstance of a change in control or by reason of death, disability, or retirement). The Board of Directors and its Executive Organization & Compensation Committee retain discretion to determine severance benefits, if any, to be offered.

Upon his hire, Applied and Mr. Schrimsher entered into an executive severance agreement providing that, if his service with Applied were terminated within a year of the agreement effective date by Applied “without cause” or by him “for good cause,” he would be entitled to severance in an amount equal to his base salary plus target annual incentive pay for a period running from his termination date to the second anniversary of the agreement effective date. He would not, however, be entitled to payment under the executive severance agreement if he received payment under his change in control agreement. The executive severance agreement automatically renews annually (as it did in October 2017) unless Applied elects not to renew it prior to expiration of the then-current term.

Regardless of reason, if an NEO’s employment terminates (other than in the circumstance of a change in control or by reason of death, disability or retirement) prior to the end of a vesting or performance period, then the following shall occur:

•	Awards under an annual cash incentive plan are forfeited, except as noted above under Mr. Schrimsher’s executive severance agreement.

•	Performance shares, RSUs, and unvested SARs are forfeited.

•	Unvested KERP account balances are forfeited.

•	Accrued SERP benefits are forfeited if the participant separates from service prior to becoming eligible for normal, early, or deferred vested retirement benefits.

•	The accrual of other compensation and benefits under Applied’s qualified and nonqualified benefit plans will cease.

Payments in the Event of Death, Disability, or Retirement

If an NEO’s employment terminates by reason of death, disability, or retirement (other than following a change in control), then the following shall occur:

•

Awards under an annual cash incentive plan are payable pro rata at the end of the performance period based on the portion of the period during which the executive worked and the actual achievement of performance targets.

Applied Industrial Technologies, Inc. • 37

•	Performance shares are payable at the end of the performance period based on the portion of the period during which the executive worked and tied to actual performance.

•	RSUs are payable pro rata, pegged to the portion of the three-year term during which the executive worked.

•	SARs that have not yet vested will vest, but the term for the outstanding SARs is truncated to three years.

•

Unvested KERP account balances vest in the event of death, disability, or attainment of age 65. Accounts are also credited for the portion of the calendar year worked in the event of death, disability, or retirement after attaining age 55 with at least ten years of service.

•	SERP benefits payable on death, separation from service, or termination due to disability are more fully described in “Pension Plans.”

•

Upon retirement after attaining age 55 with at least ten years of service or termination due to disability after reaching age 55, Applied provides continuation health care coverage, at the active employee premium rate, for the 18-month COBRA period. In addition, when the retiree attains age 65, Applied provides Medicare supplement coverage through a third-party policy. Individuals first elected as executive officers after 2012 are not eligible for the benefits.

•	The accrual of other compensation and benefits under Applied’s qualified and nonqualified benefit plans will cease.

Payments in the Event of a Change in Control

Change in Control Agreements. The company’s only change in control agreements are with four executive officers. Agreements entered into after 2011 include more restrictive terms.

The agreements obligate Applied to provide severance benefits to an executive officer who incurs a separation from service effected either by the officer for “good reason” or by Applied “without cause” if the separation occurs within two years (three years in the oldest agreement, entered into with Mr. Bauer) after a change in control. The executive officer, in turn, is required not to compete with Applied for three years following the separation (one year for Mr. Bauer) and to hold in confidence Applied confidential information and trade secrets.

No compensation or benefits are payable under a change in control agreement on termination of the executive’s employment prior to a change in control, or following a change in control if the executive’s employment is terminated by Applied for cause or by reason of death, disability, or retirement.

The compensation and principal benefits to be provided under the outstanding agreements with the NEOs follow:

•

A lump sum severance payment equal to three times (one and one-half times for Messrs. Wells and Loring) the aggregate amount of the executive’s annual base salary and target annual incentive pay, reduced proportionately if the officer would reach age 65 within three years after termination (Mr. Schrimsher’s agreement also entitles him to a prorated target annual incentive payment for the year in which termination occurs),

•

A cash payment for vested, unexercised SARs, equal to the difference between the exercise price and the higher of (i) the mean of the high and low trading prices on the NYSE on the termination date, and (ii) the highest price paid for Applied common stock in connection with the change in control,

•

Continued participation in Applied’s employee benefit plans, programs, and arrangements, or equivalent benefits for three years (one and one-half years for Messrs. Wells and Loring) after termination at the levels in effect immediately before termination,

•	Outplacement services, and

•

In the oldest agreement, with Mr. Bauer, an additional payment in an amount sufficient, after payment of taxes on the additional payment, to pay any required “parachute” excise tax. This gross-up is not included in agreements entered into subsequent to 2011, including those with Messrs. Schrimsher, Wells, and Loring; instead, the agreements provide that if the executive’s change in control payment would be subject to the excise tax, then the payment will be reduced as necessary to avoid application of the excise tax.

Applied Industrial Technologies, Inc. • 38

“Change in control” is generally defined as follows:

•

A merger of Applied with another entity or a sale of substantially all of Applied’s assets to a third party, following which Applied’s shareholders prior to the transaction hold less than a majority of the combined voting power of the merged entities or asset acquirer,

•	Acquisition of beneficial ownership by a person of 30% or more (20% or more in Mr. Bauer’s agreement) of Applied’s then-outstanding common stock, or

•

One half or more (one quarter or more in Mr. Bauer’s agreement) of the members of the Board of Directors being persons other than (i) directors who were in office on the agreement date, or (ii) directors who are elected after such date and whose nomination or election is approved by two-thirds of directors then in office or their successors approved by that proportion.

“Good reason” means the following:

•	Diminution of position or assigned duties, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith,

•	Reduction of compensation, incentive compensation potential, or benefits following a change in control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith,

•	Applied requiring the executive to change principal place of employment or to travel to a greater extent than required immediately prior to a change in control, or

•	Failure of a successor to Applied to assume Applied’s obligations under the agreement.

Applied may modify or terminate its obligations under the agreements prior to a change in control so long as the modification or termination is not made in anticipation of or in connection with a change in control.

2015 Long-Term Performance Plan. The 2015 Long-Term Performance Plan provides that if an executive officer incurs a separation from service effected either by Applied without “cause” or by the officer for “good reason” (as each term is defined in the plan) within one year following a change in control, then unvested SARs become exercisable and awards under a cash incentive plan become earned at the target amount. In addition, under the same circumstances, pursuant to the award terms and conditions, RSUs will vest in full, and performance shares will be payable at the target amount on a pro rata basis pegged to the timing of the separation in the three-year performance period.

Key Executive Restoration Plan. If a KERP participant incurs a separation from service effected either by Applied without “cause” or by the participant for “good reason” within one year after a change in control, unvested balances in the participant’s account will vest.

Supplemental Executive Retirement Benefits Plan. If a SERP participant incurs a separation from service effected either by Applied without “cause” or by the participant for “good reason” within two years after a change in control, or is receiving, or is eligible to receive, a retirement benefit when the change in control occurs, the participant will receive the benefit’s actuarial equivalent in a lump sum. In addition, if such a separation occurs following a change in control, a participant under age 55 will be credited with additional years of age equal to the difference between the participant’s age and 55.

Quantitative Disclosure. The following tables assume a termination or change in control occurred on June 30, 2018, the last day of our fiscal year, and Applied’s stock price for all calculations is $70.15, the closing price on the NYSE on that date. The tables include amounts earned through that time and estimates of amounts that would be paid on the occurrence of the events shown. The actual amounts can be determined only at the time of the event. The amounts shown do not include benefits and payments that are generally available to salaried employees on a nondiscriminatory basis. Also, as noted above, compensation and benefits earned by an executive prior to an event, and not contingent on the event’s occurrence, are not reflected in the tables.

Applied Industrial Technologies, Inc. • 39

Neil A. Schrimsher, President & Chief Executive Officer

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($)	Termination Without Cause or for Good Reason Following Change in Control ($)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	1,138,699	0	0	0	2,625,000	0	0	0
Management Incentive Plan	1,195,634	0	0	0	2,756,250	0	0	0
Performance Shares	0	0	0	0	3,580,386	0	3,580,386	3,580,386
SARs	0	0	0	0	3,223,639	0	3,223,639	3,223,639
RSUs	0	0	0	0	2,251,815	0	1,468,391	1,468,391
KERP (3)	0	0	0	0	0	0	101,022	101,022
Health Care and Welfare Benefits (4)	0	0	0	0	70,039	0	0	0
Life/Disability Insurance Proceeds (5)	0	0	0	0	0	0	300,000		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Total	2,334,333	0	0	0	14,527,129	0	8,673,438	8,373,438	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Schrimsher is age 54 and therefore ineligible for normal retirement.

(2)

Mr. Schrimsher is ineligible for “early retirement” under Applied’s plans because he is only age 54 and has less than 10 years of service; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	KERP estimates are based on value of company account credit for preceding calendar year.

(4)	Includes health care benefits and accidental death and dismemberment insurance.

(5)	Proceeds are payable from third-party insurance policies.

*

Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000.

Applied Industrial Technologies, Inc. • 40

David K. Wells, Vice President – Chief Financial Officer & Treasurer

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($)	Termination Without Cause or for Good Reason Following Change in Control ($)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	0	0	0	0	615,000	0	0	0
Management Incentive Plan	0	0	0	0	399,750	0	0	0
Performance Shares	0	0	0	0	125,639	0	125,639	125,639
SARs	0	0	0	0	361,700	0	361,700	361,700
RSUs	0	0	0	0	327,811	0	124,257	124,257
KERP (3)	0	0	0	0	11,392	0	19,115	19,115
Health Care and Welfare Benefits (4)	0	0	0	0	19,433	0	0	0
Life/Disability Insurance Proceeds (5)	0	0	0	0	0	0	300,000		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Total	0	0	0	0	1,880,725	0	930,711	630,711	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Wells is age 56 and therefore ineligible for normal retirement.

(2)

Mr. Wells is ineligible for “early retirement” under Applied’s plans because he only has one year of service; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	KERP estimates for death and disability columns include current year component based on value of company account credit for preceding calendar year.

(4)	Includes health care benefits and accidental death and dismemberment insurance.

(5)	Proceeds are payable from third-party insurance policies.

*

Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000.

Applied Industrial Technologies, Inc. • 41

Fred D. Bauer, Vice President – General Counsel & Secretary

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($)	Termination Without Cause or for Good Reason Following Change in Control ($)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	0	0	0	0	1,230,000	0	0	0
Management Incentive Plan	0	0	0	0	676,500	0	0	0
Performance Shares	0	0	0	0	649,238	0	649,238	649,238
SARs	0	0	0	0	579,345	0	579,345	579,345
RSUs	0	0	0	0	399,855	0	266,967	266,967
KERP (3)	0	0	0	0	0	0	16,202	16,202
SERP (4)	0	0	0	0	1,693,219	0	1,762,311	2,674,143	*
Health Care and Welfare Benefits (5)	0	0	0	0	55,093	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	300,000		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	1,679,782	0	0	0
Total	0	0	0	0	6,983,032	0	3,574,063	4,185,895	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Bauer is age 52 and therefore ineligible for normal retirement.

(2)

Mr. Bauer is ineligible for “early retirement” under Applied’s plans because he is only age 52; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	KERP estimates are based on value of company account credit for preceding calendar year.

(4)

Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 3.50% discount rate and the three-segment interest rate structure in effect for January 2018 under Code section 417(e), with 2.48% for the first five years, 3.65% for the next 15 years, and 4.15% thereafter, is used. In determining the value of SERP disability benefits, the RP-2014 disability table for males without collar adjustment, with fully generational mortality improvement projection using scale MP-2014, is used for post-retirement mortality. A 3.50% interest rate is used for temporary annuity payments under the disability benefit provisions.

(5)	Includes health care benefits and accidental death and dismemberment insurance.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*

Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants, which, when added to amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Applied Industrial Technologies, Inc. • 42

Kurt W. Loring, Vice President – Chief Human Resources Officer

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($)	Termination Without Cause or for Good Reason Following Change in Control ($)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	0	0	0	0	522,000	0	0	0
Management Incentive Plan	0	0	0	0	287,100	0	0	0
Performance Shares	0	0	0	0	590,593	0	590,593	590,593
SARs	0	0	0	0	653,929	0	653,929	653,929
RSUs	0	0	0	0	450,714	0	324,122	324,122
KERP (3)	0	0	0	0	22,872	0	35,001	35,001
Health Care and Welfare Benefits (4)	0	0	0	0	27,614	0	0	0
Life/Disability Insurance Proceeds (5)	0	0	0	0	0	0	300,000		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Total	0	0	0	0	2,574,822	0	1,903,645	1,603,645	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Loring is age 49 and therefore ineligible for normal retirement.

(2)

Mr. Loring is ineligible for “early retirement” under Applied’s plans because he is only age 49; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	KERP estimates for death and disability columns include current year component based on value of company account credit for preceding calendar year.

(4)	Includes health care benefits and accidental death and dismemberment insurance.

(5)	Proceeds are payable from third-party insurance policies.

*

Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000.

Todd A. Barlett, Retired Vice President – Acquisitions and Global Business Development

Benefits and Payments	Early Retirement on May 31, 2018 ($)
Performance Shares (1) (2)	579,553
SARs (2)	533,323
RSUs (2)	242,033
KERP (3)	11,827
Total	1,366,736

(1)	Payout for performance shares on retirement is prorated based on the portion of the performance period during which the executive worked and the actual achievement of performance targets.

(2)	Calculated using $69.75 closing price of Applied’s stock on the NYSE on May 31, 2018.

(3)	KERP estimate is based on value of company account credit for preceding calendar year.

Applied Industrial Technologies, Inc. • 43

Mark O. Eisele, Retired Vice President – Chief Financial Officer & Treasurer

Benefits and Payments	Early Retirement on August 31, 2017 ($)
Performance Shares (1) (2)	314,640
SARs (2)	266,162
RSUs (2)	156,921
KERP	32,133
Total	769,856

(1)	Payout for performance shares on retirement is prorated based on the portion of the performance period during which the executive worked and the actual achievement of performance targets.

(2)	Calculated using $57.00 closing price of Applied’s stock on the NYSE on August 31, 2017.

CEO PAY RATIO DISCLOSURE

As permitted under SEC rules, to identify our median associate we used a consistently applied compensation measure of total cash pay earned during the twelve months ended April 30, 2018 for 5,653 full and part-time associates (not including the CEO) employed as of April 30, 2018. We annualized pay for those associates who commenced work during this period. We also omitted 1,061 associates employed by two businesses that we acquired during fiscal 2018: FCX Performance, Inc. and Diseños Construcciones y Fabricaciones Hispanoamericanas, S.A.

Once we identified a median associate, we calculated total compensation for the median associate and CEO for fiscal 2018 based on the compensation elements required for inclusion in the Summary Compensation Table on page 29, with the exception of also incorporating the estimated company cost of certain respective Applied-provided basic health and welfare benefits. As a result, the CEO’s total compensation for purposes of this calculation differs from that described in the Summary Compensation Table by the amount of these benefits.

The median associate’s estimated total compensation for 2018 was $71,814 (including estimated health and welfare benefits of $18,473) and the CEO’s total compensation for purposes of the ratio was $4,665,435. The ratio of CEO pay to median associate pay is 65:1.

We believe the pay ratio disclosed above is a reasonable estimate calculated in accordance with SEC rules, based on our records and the methodology described above. The rules for identifying the median employee and calculating the pay ratio allow companies to use a variety of methodologies and apply various assumptions, which may result in significant differences in the results reported. Accordingly, the pay ratios reported by other companies may not be comparable to the pay ratio we report above.

COMPENSATION COMMITTEE REPORT

The Executive Organization & Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the annual report on Form 10-K for the fiscal year ended June 30, 2018.

EXECUTIVE ORGANIZATION &

COMPENSATION COMMITTEE

Peter A. Dorsman, Chair

Robert J. Pagano

Vincent K. Petrella

Dr. Jerry Sue Thornton

Peter C. Wallace

Applied Industrial Technologies, Inc. • 44

ITEM 2 — ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

We believe our corporate governance policies, including our executive compensation program, should be responsive to shareholder concerns. This belief is reflected in a nonbinding, advisory vote that provides shareholders the opportunity to approve the NEOs’ compensation as disclosed in our proxy statement, including, among other things, our executive compensation objectives, policies, and practices. We hold this vote annually, which was our shareholders’ preference as expressed at the 2017 annual meeting.

The vote is intended to solicit an overall assessment of our program rather than to focus on specific compensation items. The Board of Directors and its Executive Organization & Compensation Committee value shareholder opinion and take the vote’s outcome into account when considering executive compensation arrangements. However, because the vote is advisory, it will not directly affect existing compensation awards. We are pleased to have earned the shareholders’ approval in 2017, with 98% of the shares cast voting in favor, indicating strong support for our program.

As discussed in the “Compensation Discussion and Analysis” section, above, Applied’s executive compensation program aims to attract, retain, and motivate executives to maximize long-term shareholder return. The program uses a variety of elements including base salary, annual incentives, and long-term incentives in the form of performance shares to reward sustained financial results, SARs to reward stock price appreciation, and RSUs tied to service to help retain executives. Overall, the company targets pay to be in the range of market median levels.

In voting on our compensation program, please consider the following:

Our program has a pay-for-performance orientation.

•	The program aims to pay above median levels only for results that exceed target goals or because of growth in Applied’s stock price.

•	Compensation tied to incentives made up a majority of the 2018 targeted pay of our NEOs, except that Mr. Eisele, who retired two months into the year, did not receive new incentive pay.

•	Approximately half of the value of long-term incentives awarded to NEOs in 2018 is tied to achievement of performance goals.

•	Incentive pay tied to financial results can range from 0% to 200% of target award levels, to motivate executives to exceed target goals and to penalize them for falling short.

•

Annual incentive pay includes a component based on the Executive Organization & Compensation Committee’s subjective evaluation of a participant’s individual performance during the year, taking into account performance relative to strategic objectives.

•	The NEOs’ annual incentive payouts averaged 146% of target award levels, based on performance relative to target goals.

The program is aligned with long-term value creation and shareholders’ interests.

•	Long-term incentives awarded in 2018 accounted for 38% to 57% of the NEOs’ targeted pay, except that Mr. Eisele did not receive awards.

•	All long-term incentives are equity-based; their ultimate value depends on the value of our stock.

•	RSU awards have three-year cliff vesting, which is more demanding than typical market practice.

•

As of June 30, 2018, except for Messrs. Wells and Loring (who each have less than five years of service with Applied), the then-serving NEOs met their stock ownership guidelines. Until they achieve the guideline, executives are required to retain net shares received as a result of the exercise of SARs or the vesting of RSUs or performance shares.

•	We prohibit executives from hedging their company shareholdings.

Applied’s executive benefits program is aligned with shareholders’ interests and best practices.

•

In 2012, the Executive Organization & Compensation Committee froze participation in a defined benefit SERP and stopped accruing additional benefits, by virtue of years of service and compensation levels, for existing participants. A more modest defined contribution plan was adopted as a replacement.

Applied Industrial Technologies, Inc. • 45

•

Our NEOs are not provided perquisites such as company automobiles or allowances, country club memberships, financial planning and tax return preparation services, and annual physical examinations. In 2013, the committee closed the retiree health care program to new executive officers.

•

The company’s only change in control agreements are with four executive officers. The agreements have “double triggers,” meaning they provide benefits only if employment is terminated under certain circumstances following a change in control, as described in “Potential Payments upon Termination or Change in Control” beginning on page 37. Agreements entered into subsequent to 2011, including Mr. Schrimsher’s, do not include a gross-up for excise taxes.

Applied has adopted best practices to govern the program and to mitigate risk taking.

•	The Board holds an annual shareholder advisory vote to approve Applied’s executive compensation, aligned with our shareholders’ preference.

•

The Executive Organization & Compensation Committee uses an independent outside specialist adviser that provided no other services to Applied during the year. The committee annually assesses the independence of the adviser’s representative.

•	The committee regularly holds sessions dedicated to updates on current and evolving trends in executive compensation.

•	Analytical tools such as tally sheets and share retention analyses keep the committee abreast of executives’ total compensation and equity holdings.

•	The committee maintains consistency in the time of year it grants equity awards.

•	Applied’s performance plans have limits on payouts or shares that can be earned.

•	The company includes clawback provisions in its incentive award terms.

We believe our program has been effective, consistent with its primary objectives, as demonstrated when one examines the program’s alignment with Applied’s recent financial results.

Company performance continued to strengthen in 2018, with record sales (including from the FCX acquisition), sustained operational discipline, and lower federal income tax rates producing above-plan bottom-line results. As permitted under the NEOs’ incentive plans, the Committee excluded the impact of the FCX acquisition and the Tax Cuts and Jobs Act in determining 2018 performance for plan payouts.

The NEOs earned annual incentive pay above their individual target values. 2018 achievements under the performance share programs were mixed, with 75% of target shares banked under one program and 178% and 149% under the other two.

With gains in our stock price and reinvested dividends, shareholders earned a 21% total return in 2018, following a 33% return in 2017 and a 17% total return in 2016. The company returned $68.6 million of cash to shareholders through dividends and share repurchases during the year.

The Board asks that, after considering the information above, the “Compensation Discussion and Analysis,” and the compensation tables and related narrative discussion, you vote for the following advisory resolution:

RESOLVED, that Applied’s shareholders hereby approve, on an advisory, nonbinding basis, the compensation paid to Applied’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement.

This advisory resolution will be approved if it receives the affirmative vote of a majority of shares cast. Abstentions and broker non-votes will not affect the outcome. Except for broker non-votes, if no voting specification is made on a properly returned and signed proxy card, the proxies named on the proxy card will vote for this resolution. The Board and its Executive Organization & Compensation Committee will review the voting results and take them into account in making future executive compensation decisions.

The Board of Directors recommends you vote FOR this proposal approving the compensation paid to Applied’s named executive officers.

Applied Industrial Technologies, Inc. • 46

ITEM 3 — RATIFICATION OF AUDITORS

Subject to shareholder ratification, the Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending June 30, 2019. The committee made the appointment after evaluating the firm and its performance. Deloitte & Touche has confirmed it is not aware of any relationship between the firm (and its affiliates) and Applied that may reasonably be thought to bear on its independence.

Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates billed the following fees, including expenses, to Applied for fiscal years 2018 and 2017:

Type of Fees	Fiscal 2018 ($)	Fiscal 2017 ($)
Audit Fees	2,085,000	1,897,800
Audit-Related Fees	66,300	86,000
Tax Fees	464,500	441,200
All Other Fees	5,800	5,800

Audit-Related Fees in 2018 and 2017 included amounts for acquisition financial due diligence services, debt compliance reports, and other agreed upon procedures.

Tax Fees in 2018 were for tax compliance and return preparation ($131,700) and consulting ($332,800) and in 2017 were for tax compliance and return preparation ($122,700) and consulting ($318,500).

All Other Fees in 2018 and 2017 reflect charges for an annual subscription to an accounting research tool.

The Audit Committee pre-approves services performed by the independent auditors to assure that the provision of the services does not impair the auditors’ independence. If a type of service to be provided is not included in the committee’s general pre-approval, then it requires specific pre-approval. In addition, services exceeding pre-approved cost levels require additional committee pre-approval. The committee has delegated pre-approval authority to its chair, provided that the committee reviews the chair’s action at its next regular meeting. The committee also reviews, at each regular meeting, reports summarizing services provided by the auditors.

Unless otherwise indicated, the accompanying proxy will be voted to ratify Deloitte & Touche’s appointment. Ratification requires the affirmative vote of a majority of shares cast at the meeting. If Deloitte & Touche withdraws or otherwise becomes unavailable for reasons not currently known, the proxies will vote for other independent auditors, as they deem appropriate.

We expect a Deloitte & Touche representative to attend the meeting and be available to respond to appropriate questions.

The Board of Directors recommends you vote FOR ratifying

the appointment of the independent auditors.

Applied Industrial Technologies, Inc. • 47

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as determined by the Board according to applicable laws and SEC and NYSE rules, and operates under a written charter. The charter is posted via hyperlink from the investor relations area of Applied’s website at www.applied.com. The committee’s responsibilities are summarized at page 9 of this proxy statement.

In performing its responsibilities relating to the audit of Applied’s consolidated financial statements for the fiscal year ended June 30, 2018, the committee reviewed and discussed the audited financial statements with management and Applied’s independent auditors, Deloitte & Touche. The committee also discussed with the independent auditors the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees.

The independent auditors also provided to the committee the letter and written disclosures required by applicable PCAOB requirements regarding the independent accountant’s communications with the audit committee concerning independence. The committee discussed with Deloitte & Touche their independence and considered whether their provision of non-audit services to Applied is compatible with maintaining their independence.

Based on the reviews and discussions described above, the committee recommended to the Board that the audited financial statements be included in Applied’s 2018 annual report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

Vincent K. Petrella, Chair

Peter A. Dorsman

Dan P. Komnenovich

Robert J. Pagano

Joe A. Raver

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Applied’s officers and directors, and persons who beneficially own more than 10% of Applied’s stock, must file initial reports of ownership and reports of changes in ownership with the SEC and furnish copies to Applied.

Based solely on a review of forms furnished to us and written representations from officers and directors, we believe that during the fiscal year ended June 30, 2018, all filing requirements were satisfied on a timely basis, except that, due to company administrative error, late reports were filed for (1) equity-based awards granted in August 2017 to Christopher Macey, Applied’s Corporate Controller, and (2) shares distributed in January 2018 from a now-frozen deferred compensation plan to Dr. Thornton pursuant to her prior election.

SHAREHOLDER PROPOSALS AND NOMINEE SUBMISSIONS FOR 2019 ANNUAL MEETING

Shareholders’ proposals for inclusion in our 2019 annual meeting proxy statement must be received by Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115, no later than May 17, 2019. Under Ohio law, only proposals included in the meeting notice may be raised at a meeting of shareholders. Accordingly, to nominate a director candidate or bring other business from the floor of the 2019 annual meeting, you must notify the Secretary in writing by August 30, 2019.

Applied Industrial Technologies, Inc. • 48

HOUSEHOLDING INFORMATION

Only one set of this proxy statement and annual report is being delivered to multiple shareholders sharing an address unless Applied received contrary instructions from one or more of the shareholders.

If a shareholder at a shared address to which a single set of the proxy statement and annual report was delivered wishes to receive a separate copy of either, he or she should contact Applied’s registrar and transfer agent, Computershare Trust Company, N.A., by telephoning 1-800-988-5291 or by writing to Computershare at P.O. Box 505000, Louisville, Kentucky 40233-5000. The shareholder will be delivered, without charge, a separate copy promptly on request.

If shareholders at a shared address currently receiving multiple copies of the proxy statement and annual report wish to receive only a single copy of the documents, they should contact Computershare in the manner described above.

OTHER MATTERS

The Board of Directors does not know of other matters to be presented at the meeting. If other matters requiring a shareholder vote arise, including the question of adjourning the meeting, the persons named on the accompanying proxy card will vote your shares according to their judgment in the interests of Applied.

By order of the Board of Directors,

Fred D. Bauer

Vice President-General Counsel

& Secretary

September 14, 2018

Applied Industrial Technologies, Inc. • 49

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by Monday, October 29, 2018 (Thursday, October 25, 2018 for Retirement Savings Plan participants).

Vote by Internet • Go to www.investorvote.com/AIT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card/Instruction Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a votes FOR the listed nominees, and FOR Proposals 2 and 3.

+

1. To elect Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Peter A. Dorsman	☐	☐	02 - Vincent K. Petrella	☐	☐	03 - Dr. Jerry Sue Thornton	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Say on Pay - To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers.	☐	☐	☐	3.	To ratify the Audit Committee’s appointment of independent auditors.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ / 2018

⬛		1 P C F	+
02W9JC

CONSIDER RECEIVING FUTURE APPLIED INDUSTRIAL TECHNOLOGIES, INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future Applied Industrial Technologies, Inc. proxy notifications in electronic form rather than in print form. While voting via the Internet, just provide your e-mail address where indicated and click the box to give your consent. Electronic delivery saves Applied a significant portion of the costs associated with printing and mailing annual meeting materials. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. If you do not consent to electronic delivery, you will continue to receive the proxy notification in the mail.

Accessing the Applied Industrial Technologies, Inc. annual report and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

DIRECTIONS TO MEETING

You may access directions to attend the meeting at www.investorvote.com/AIT.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy/Instruction Card — Applied Industrial Technologies, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned appoints Neil A. Schrimsher and David K. Wells, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Applied Industrial Technologies, Inc., on October 30, 2018, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR all nominees and FOR Proposals 2 and 3.

NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

This card also constitutes voting instructions for participants in the Applied Industrial Technologies, Inc. Retirement Savings Plan. The participant who signs on the reverse side hereby instructs Principal Trust Company, Trustee, to vote all the shares of Applied’s common stock allocated to the participant’s account in the plan and any shares not otherwise directed under the Retirement Savings Plan, at the Annual Meeting of Shareholders. If no voting instructions are provided on a properly executed card, the shares will be voted FOR all nominees and FOR Proposals 2 and 3.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE.

SEE REVERSE SIDE

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card/Instruction Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends votes FOR the listed nominees and FOR Proposals 2 and 3.

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1. To elect Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Peter A. Dorsman	☐	☐	02 - Vincent K. Petrella	☐	☐	03 - Dr. Jerry Sue Thornton	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Say on Pay - To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers.	☐	☐	☐	3. To ratify the Audit Committee’s appointment of independent auditors.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ / 2018

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CONSIDER RECEIVING FUTURE APPLIED INDUSTRIAL TECHNOLOGIES, INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future Applied Industrial Technologies, Inc. proxy notifications in electronic form rather than in print form. While voting via the Internet, just provide your e-mail address where indicated and click the box to give your consent. Electronic delivery saves Applied a significant portion of the costs associated with printing and mailing annual meeting materials. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. If you do not consent to electronic delivery, you will continue to receive the proxy notification in the mail.

Accessing the Applied Industrial Technologies, Inc. annual report and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

DIRECTIONS TO MEETING

You may access directions to attend the meeting at www.investorvote.com/AIT.

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy/Instruction Card — Applied Industrial Technologies, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned appoints Neil A. Schrimsher and David K. Wells, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Applied Industrial Technologies, Inc., on October 30, 2018, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR all nominees and FOR Proposals 2 and 3.

NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

This card also constitutes voting instructions for participants in the Applied Industrial Technologies, Inc. Retirement Savings Plan. The participant who signs on the reverse side hereby instructs Principal Trust Company, Trustee, to vote all the shares of Applied’s common stock allocated to the participant’s account in the plan and any shares not otherwise directed under the Retirement Savings Plan, at the Annual Meeting of Shareholders. If no voting instructions are provided on a properly executed card, the shares will be voted FOR all nominees and FOR Proposals 2 and 3.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

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IMPORTANT ANNUAL MEETING INFORMATION

IMPORTANT SHAREHOLDER MEETING INFORMATION — YOUR VOTE COUNTS!	Vote by Internet • Go to www.investorvote.com/AIT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the

Applied Industrial Technologies, Inc. Annual Meeting of Shareholders to be Held on October 30, 2018

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/AIT.
Step 2: Click the View button(s) to access the proxy materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before October 22, 2018 to facilitate timely delivery.

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Shareholder Meeting Notice

The Applied Industrial Technologies, Inc. Annual Meeting of Shareholders will be held on October 30, 2018, at 10:00 a.m. ET, at Applied’s corporate headquarters, 1 Applied Plaza, East 36th Street and Euclid Avenue, Cleveland, Ohio 44115.

Proposals to be voted on at the meeting, or any adjournments, are listed below along with the recommendations of the Board of Directors.

The Board of Directors recommends votes FOR the listed nominees and FOR Proposals 2 and 3.

1. To elect Directors:

          01 - Peter A. Dorsman, 02 - Vincent K. Petrella, 03 - Dr. Jerry Sue Thornton

2. Say on Pay - To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers.

3. To ratify the Audit Committee’s appointment of independent auditors.

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online by Thursday, October 25, 2018, or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

You may access directions to attend the meeting at www.investorvote.com/AIT.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below.

E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet following the instructions below. If you request an e-mail copy of current materials you will receive an e-mail with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

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Internet – Go to www.investorvote.com/AIT. Follow the instructions to log in and order a paper or e-mail copy of the current meeting materials and submit your preference for e-mail or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send e-mail to investorvote@computershare.com with “Proxy Materials Applied Industrial Technologies, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the e-mail that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by October 22, 2018.

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